UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Preliminary Proxy Statement
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Definitive Proxy Statement
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Soliciting Material under §240.14a-12

ANTERO MIDSTREAM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JUNE 7, 2022 8:00 A.M. Mountain Time Antero Principal Executive Offices 1615 Wynkoop Street Denver, CO 80202	NOTICE of 2022 Annual Meeting of Shareholders

The 2022 Annual Meeting of Stockholders of Antero Midstream Corporation (“Antero Midstream”) will be held online on Tuesday, June 7, 2022, at 8:00 A.M. Mountain Time. The Annual Meeting is being held for the purposes listed below:

AGENDA

1.	Elect the two Class III members of Antero Midstream Corporation’s Board of Directors (the “Board”) named in this Proxy Statement to serve until Antero Midstream’s 2025 Annual Meeting of Stockholders,
2.	Ratify the appointment of KPMG LLP as Antero Midstream’s independent registered public accounting firm for the year ending December 31, 2022,
3.	Approve, on an advisory basis, the compensation of Antero Midstream’s named executive officers,
4.	Transact other such business as may properly come before the meeting and any adjournment or postponement thereof.

These proposals are described in the accompanying proxy materials.

RECORD DATE

April 18, 2022

By order of the Board of Directors,

Yvette K. Schultz

Chief Compliance Officer, Senior Vice President—Legal, General Counsel and Secretary

WHO MAY VOTE:

You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 18, 2022, the record date for the Annual Meeting. The Board requests your proxy for the Annual Meeting, which will authorize the individuals named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement thereof.

HOW TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS:

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials electronically, rather than mailing paper copies of these materials to each stockholder. Beginning on April 28, 2022, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2022:

This Notice of Annual Meeting and Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”) are available on our website free of charge at www.anteromidstream.com in the “SEC Filings” subsection of the “Investors” section.

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

If you are a registered stockholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:	INTERNET Use the website listed on the Notice of Internet Availability (the “Notice”)	BY TELEPHONE Use the toll-free number listed on the Notice	BY MAIL Sign, date and return your proxy card in the provided pre-addressed envelope	DURING THE ANNUAL MEETING Vote online during the Annual Meeting. See page 10 of the Proxy Statement for instructions on how to attend online

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PROXY STATEMENT

PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. This proxy summary does not contain all of the information you should consider, and you should read this entire Proxy Statement before voting.

Corporate Responsibility

Some highlights of our sustainability and corporate responsibility efforts appear below. Please visit https://www.anteromidstream.com/community-sustainability for more information and a link to our most recent ESG report.

Human Capital

The largest contribution in making us a responsible and sustainable company comes from our talented and experienced employees. We encourage our employees to embrace our values, and work every day to make these values apparent in all that we do.

•	The safety and security of our people and the integrity of our operations are our top priorities. Our health and safety compliance program seeks to protect our workforce and the communities in which we operate by setting a goal of zero incidents, zero harm, zero compromise. We have well developed and thoughtful processes for identifying and mitigating safety risks:
–	Identification – behavior-based safety programs, job safety analysis, emergency response drills and contractor vetting through a reputable third-party vendor
–	Mitigation – contractor safety improvement plans, root cause analyses, risk ranking/mitigation reviews for every project, pre-job safety startup reviews, and a library of over 30 individual training courses
•	Our success as a company is not measured only by our financial results but also by how we treat our employees. We seek to help our people enjoy healthier lives, achieve educational goals, and pursue economic opportunities for themselves and their families by offering competitive compensation and benefits, including:
–	Healthcare coverage – medical and prescription, dental and vision
–	Financial assistance – health savings accounts, dependent care flexible spending account coverage and 401(k) plan with matching
–	Insurance – basic life, accidental death and disability, short-term disability and long-term disability coverage
–	Lifestyle – employee assistance program, holidays and personal choice days, paid vacation and sick leave, company-paid parental leave, subsidized gym memberships and free parking and public transportation
•	In response to the COVID-19 pandemic, and as further highlighted in our Annual Report on 10-K for the fiscal year ending December 31, 2021, we implemented significant changes that we believe to be in the best interest of our employees:
–	Having our office employees work from home to the extent they are able
–	Implementing additional safety measures, including required weekly or bi-weekly testing and other recommended public health measures for our field employees continuing critical on-site work
–	Continuing to monitor the COVID-19 environment in order to (i) protect the health and safety of our employees and contract workers and (ii) determine when a return to an in-office working arrangement will be appropriate

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•	Doing the right thing is essential to our culture, and we communicate to our employees that it is essential to their, and our, long-term success. To that end, we conduct an annual, company-wide ethics and compliance training program that covers, among other things, ethical business practices, insider trading, and anti-discrimination and anti-harassment.
•	We respect human rights and promote them in our supply chain by, among other things, adhering to our internal policies, including:
–	Supplier Code of Conduct – promotes the fair and ethical treatment of suppliers, contractors, independent consultants and other parties that Antero Midstream works with through a set of guidelines focusing on equal opportunity, workplace safety, protection of the environment, compensation and protection of proprietary information and requires the protection of human rights and respect for freedom of association
–	Human, Labor and Indigenous Rights Policy – promotes respect of human rights through compliance with applicable national and local laws as well as pertinent trends and norms with respect to compensation, discrimination, health and safety, community and indigenous peoples; prohibits child labor, forced labor and human trafficking; recognizes freedom of association; prohibits workplace harassment, discrimination, and misuse of employer power, in line with applicable laws related to all of these topics; and provides access to a hotline for reporting concerns or grievances

Community Engagement

We are committed to enhancing the communities in which we live and work. Recent highlights of our community engagement include:

•	Together with Antero Resources Corporation (“Antero Resources”):
	–	Maintained a Community Relations hotline and resolved over 98% of community relations inquiries submitted from 2020 to 2022
	–	Improved community infrastructure in West Virginia and Ohio through $259 million in improved road and infrastructure upgrades since 2013
	–	Donated $100,000 to WVU Medicine Children’s Hospital
•	Through the Antero Foundation, in 2021, Antero Midstream and Antero Resources:

+ $665K	1,284
donated to philanthropic and community endeavors, including to food pantries and food banks in West Virginia and Ohio	community service hours logged

–	Established an employer matching campaign to assist the Colorado communities affected by the Marshall fires
–	Contributed meaningful employment opportunities in the Appalachian Region
–	Donated much-needed funds and equipment to healthcare providers in response to the COVID-19 pandemic

Diversity

We recognize the importance of supporting and promoting diversity in our workplace. Our Diversity and Inclusion Policy promotes diversity and equal opportunity in the hiring process by prohibiting all forms of unlawful discrimination based on age, race, ethnicity, religion, sex, gender identity and other impermissible factors. In addition, we identify qualifications, attributes, and skills that are important to be represented on the Board. We consider individuals of all backgrounds, skills and viewpoints when seeking employees and candidates for Board service.

As set forth in our Diversity and Inclusion Policy and our Nominating & Governance Committee Charter, we view diversity broadly to include diversity of backgrounds, skills and viewpoints as well as traditional diversity concepts such as race, gender, national origin, religion or sexual orientation or identity. In 2022, we amended our Diversity and Inclusion Policy and our Nominating and Governance Committee Charter to require that each pool of candidates to be considered to fill a vacancy on the Board shall include at least one individual who would be considered diverse based on traditional diversity concepts.

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Pursuant to our Diversity and Inclusion Policy, we expect recruiters to continue to provide us with a diverse pool of candidates, and our hiring process considers the value of diversity. We monitor employee metrics in areas such as gender and ethnicity.

In January 2022, Yvette K. Schultz was promoted to be an executive officer, to serve as our Chief Compliance Officer, Senior Vice President—Legal, General Counsel and Secretary. We have also recently promoted several other women to be officers, including to serve as Chief Accounting Officer and Senior Vice President—Accounting, Senior Vice President—Operations, Senior Vice President—Geology and Vice President—Production.

As of December 31, 2021:

23%	2	21%
of our employees are women	out of seven independent directors are women	of our directors, senior vice presidents, and vice presidents are women

Governance

Our Board has ultimate oversight over the company’s operational performance and ethical conduct. This includes, in partnership with our executive leadership team, managing our risk mitigation and ESG efforts. Highlights of our corporate governance program include:

•	Director independence and Board composition
–	Seven out of nine directors are independent
–	We have an independent lead director
–	Each Board committee is chaired by an independent director
–	Our Nominating & Governance Committee is comprised entirely of independent directors
–	The ages of our directors range from 47 to 71 years old, and the average director tenure is three years
•	Focus on ESG matters
–	We have an ESG Committee of the Board that guides and governs our ESG initiatives
–	We have an ESG Advisory Council, made up of leaders from across the organization, that develops a centralized, systematic approach for identifying, managing and communicating ESG risks and opportunities
–	A portion of executive compensation is tied to ESG performance
–	100% of employees completed training for our Human, Labor and Indigenous Rights Policy, our Diversity and Inclusion Policy and our Supplier Code of Conduct
•	Valuing investor feedback and alignment with stockholders
–	We proactively engage with stockholders and other stakeholders regarding ESG performance
–	Our executive compensation program and robust stock ownership guidelines applicable to directors and executives were thoughtfully designed to incentivize the maximization of shareholder value and promotion of ESG performance
–	Our corporate policies generally prohibit hedging or pledging company stock

Environment and Safety(1)

We believe safety and environmental stewardship are intrinsically linked. Our goal of Zero incidents, Zero harm, Zero compromise empowers every employee to make the safest decisions to protect our people and the planet. Our dedicated staff of environmental professionals manage our health, safety, security and preservation of the environment (“HSSE”) programs and are committed to our performance as a safe and sustainable energy company. In addition, stewardship of the environment is a fundamental value in our overall business strategy. Highlights of our 2021 HSSE program include:

(1)	Data retrieved from Antero Midstream’s and Antero Resources’ 2020 ESG Reports or calculated from the 2020 ESG Reports and public disclosures. Antero Resources’ and Antero Midstream’s emission intensity is based on the total GHG emissions reported to the EPA under Subpart W of the Greenhouse Gas Reporting Rule Program. Antero Resources’ and Antero Midstream’s methane leak loss rate performance is derived from average data derived from OneFuture. GHG intensity includes companies’ midstream and/or downstream operations.

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98% of the fresh water used by Antero Resources was transferred by Antero Midstream pipeline, eliminating approximately 32 million miles of truck traffic and avoiding approximately 14,000 metric tons of carbon dioxide emissions	86% of flowback and produced water gathered was reused or recycled	We have one of the lowest methane leak loss rates in the industry at 0.015%
Our employees completed 4,900 health and safety training hours

•	Our ESG disclosure standards are aligned with those of the Sustainability Accounting Standards Board and the Task Force on Climate-Related Financial Disclosures
•	We announced goals to achieve a 100% reduction in pipeline emissions by 2025 and to achieve Net Zero Scope 1 (direct) and Scope 2 (indirect from the purchase of energy) emissions by 2050 through implementation of emission reduction practices and technologies and the purchase of carbon credits
•	We continue to be an industry leader with one of the lowest rates for both lost time injuries and OSHA recordable injuries, achieving a lost time incident rate of 0.061 for employees and contractors in 2020
•	We provided regulatory compliance programs and workshops for contractors

We are an active member of the U.S. EPA Natural Gas STAR program, ONE Future, The Environmental Partnership, and the Colorado State University’s Methane Emissions Technology Evaluation Center. Our participation in these organizations and programs provides us with information and resources as we continue our efforts to reduce GHG emissions.

Enhanced Corporate Governance

In 2019, we significantly enhanced shareholder rights and our corporate governance practices. In March of 2019, equity holders of Antero Midstream Partners LP (“AMLP”) and Antero Midstream GP LP (“AMGP”) approved proposals to combine the two companies and convert the resulting company from a limited partnership into a corporation. The transaction and resulting governance structure was approved by the boards of directors and conflicts committees of both AMLP and AMGP, was recommended by both ISS and Glass Lewis and was overwhelmingly approved by equity holders of AMLP and AMGP. In connection with the transaction, our shareholders overwhelmingly approved a proposal to convert from a limited partnership to a corporation and adopt a certificate of incorporation that enhanced shareholders’ rights. Approximately 99% of votes cast were in favor of converting from a limited partnership to a corporation and adopting our current certificate of incorporation. While the certificate of incorporation approved by shareholders contains provisions for a classified board of directors and a supermajority vote for certain amendments, at the time ISS recommended shareholders vote for the conversion and adoption of the certificate of incorporation, noting that support for the proposal was warranted in part due to the valuable governance protections and enhanced rights that shareholders would experience.

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Investor Outreach

Antero Midstream and the Board value input from stockholders, and we are committed to maintaining an open dialogue to receive feedback on important items. In 2021, we met with stockholders to discuss governance-related issues, including environmental and social matters.

Executive Compensation Highlights

Below is a summary of key components and decisions regarding our executive compensation program for 2021:

•	Long-term incentive compensation awards vest over periods of several years to reward sustained Antero Midstream performance over time.
•	Long-term compensation awards for our Named Executive Officers increased in 2021 due to the Company’s continued financial improvement and desire to incentivize long-term performance.
•	Executive compensation is in part tied to a qualitative assessment of ESG performance by the Compensation Committee, with input from the ESG Committee, where appropriate, which will include non-financial performance goals to:
–	Continue progress towards meeting our 2025 climate goals
–	Demonstrate leading safety performance compared to industry peers
–	Reduce the number of reportable spills
–	Provide a safe environment for our employees and contractors as we navigate the challenges of the Covid-19 pandemic
–	Enhance reporting on company community engagement and relations efforts
–	Conduct a climate risk analysis as required by the Taskforce on Climate-related Financial Disclosures
–	Create an inter-departmental ESG Advisory Council to manage ESG challenges and opportunities throughout the organization
–	Require employee training requirements with respect to the following company policies: Human Labor and Indigenous Rights; Diversity and Inclusion; Supplier Code of Conduct
•	The annual incentive plan for 2021 included metrics we felt were key to value creation. These included free cash flow after dividends, leverage goals, return on invested capital and ESG goals. We are proud of our results with a payout of 173% of target. The full details of our annual incentive plan metrics, goals and results are shown on page 41 of the proxy.
•	Base salary levels for the Named Executive Officers were increased in 2021 to target median base salary levels for similarly situated executives in the peer group.
•	Each of the Named Executive Officers is employed at-will and none of the Named Executive Officers is party to an employment agreement, severance agreement or change in control agreement.

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Current Directors and Board Nominees

	Director			Director		Committee Memberships
Name	Class	Age	Occupation	Since	Independent	Audit	Comp	Nom & Gov	Conflicts	ESG
Peter A. Dea	Class I	68	Co-Founder and Executive Chairman of Confluence Resources LP	2019
W. Howard Keenan, Jr.	Class I	71	Member of Yorktown Partners LLC	2019
Janine J. McArdle	Class I	61	Founder and CEO of Apex Strategies, LLC	2020
Michael N. Kennedy	Class II	47	SVP – Finance of Antero Midstream	2021
Brooks J. Klimley	Class II	65	Founder and President of Brooks J. Klimley & Associates	2019
John C. Mollenkopf	Class II	60	Retired Chief Operating Officer of MarkWest operations of MPLX GP LLC	2019
Paul M. Rady	Class III	68	Chairman of the Board and Antero Midstream Chief Executive Officer	2019
David H. Keyte	Class III	66	Chairman and Chief Executive Officer of Caerus Oil and Gas LLC	2019
Rose M. Robeson	Class III	61	Retired Chief Financial Officer of DCP Midstream GP, LLC	2019

Chairperson

Board Composition Highlights

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2022 Annual Meeting of Stockholders

We are pleased this year to conduct the Annual Meeting solely online via the Internet through a live webcast and online stockholder tools. We are conducting the Annual Meeting virtually because we believe a virtual format makes it easier for stockholders to attend and participate. Moreover, this format empowers stockholders around the world to participate at no cost.

Here are several ways our virtual format will enhance stockholder access and participation and protect stockholder rights:

•	We Encourage Questions. Stockholders can submit questions for the meeting online in advance or live during the meeting, following the instructions below. During the meeting, we will answer as many appropriate stockholder-submitted questions as time permits. Following the Annual Meeting, we will publish an answer to each appropriate question we received on our Investor Relations website at www.anteromidstream.com/investors as soon as practical.
•	We Believe in Transparency. Although the live webcast is available only to stockholders at the time of the meeting, we will post a webcast replay, the final report of the inspector of election, and answers to all appropriate questions asked by stockholders in connection with the Annual Meeting to our Investor Relations website at www.anteromidstream.com/investors.
•	We Proactively Take Steps to Facilitate Your Participation. During the Annual Meeting, we will offer live technical support for all stockholders attending the meeting.

Meeting Admission

You are entitled to attend and participate in the virtual Annual Meeting only if you were a stockholder as of the close of business on April 18, 2022 or if you hold a valid proxy for the Annual Meeting. If you are not a stockholder, you may still view the meeting after the recording has been posted on our Investor Relations website.

Attending Online. If you plan to attend the Annual Meeting online, please read the instructions below so you understand how to gain admission. If you do not comply with these procedures, you will not be able to participate in the Annual Meeting.

Stockholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/AM2022. If you are a stockholder of record, you will need he control number on your Notice of Internet Availability (the “Notice”) or proxy card to log in. For beneficial stockholders who do not have a control number, instructions to gain access to the meeting may be provided on the voting instruction card you receive from your broker, bank, or other nominee.

Stockholders of record hold shares directly with American Stock Transfer and Trust Company LLC.

“Beneficial” or “street name” stockholders hold shares through a broker, bank, or other nominee.

Please allow ample time to check in to the virtual meeting. The site will be available beginning at 7:45 A.M. Mountain Time. We will have technicians ready to assist if you have difficulties accessing or participating in the virtual meeting at (844) 986-0822 (if you are in the U.S.) or (303) 562-9302 (if you are outside the U.S.).

Asking Questions. Stockholders who wish to submit a question in advance may do so on our Annual Meeting website, www.virtualshareholdermeeting. com/AM2022, which will be open 15 minutes before the Annual Meeting. Stockholders also may submit questions live during the meeting. We plan to reserve up to 20 minutes for appropriate stockholder questions to be read and answered by Company personnel during the meeting, but we will only address questions that are germane to the matters being voted on at our Annual Meeting. Stockholders can also access copies of this Proxy Statement and annual report at our Annual Meeting website.

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Voting Before or During the Meeting

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage stockholders to vote well before the Annual Meeting, even if they plan to attend. If you are a registered stockholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•	Online. Submit a proxy electronically using the website listed on the Notice. You will need the control number from your Notice to log on to the website. Internet voting facilities will be available until 11:59 p.m., Mountain Time, on Monday, June 6, 2022.
•	By Telephone. Request the proxy materials and submit a proxy by telephone using the toll-free number listed on the Notice. You will need the control number from your Notice when you call. Telephone voting facilities will be available until 11:59 p.m., Mountain Time, on Monday, June 6, 2022.
•	By Mail. You may request a hard copy proxy card by following the instructions on the Notice. You can submit your proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope.
•	In Person Online. If you are a registered stockholder and you attend the Annual Meeting online, you can vote via the Internet during the meeting. Follow the instructions at www.virtualshareholdermeeting.com/AM2022 to vote during the meeting.

If you are a beneficial stockholder, you will receive instructions from the holder of record that you must follow for your shares to be voted. Most banks and brokers offer Internet and telephone voting. If you do not give voting instructions, your broker will not be permitted to vote your shares on any matter that comes before the Annual Meeting except the ratification of our auditors.

As of the record date, 478,256,108 shares of common stock were outstanding and entitled to be voted at the Annual Meeting. Holders of shares of our 5.5% Series A Non-Voting Perpetual Preferred Stock (the “Series A Preferred Stock”) are not entitled to vote such shares at the Annual Meeting.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote via the Internet, by telephone or by mail; by delivering instructions to our Secretary before the Annual Meeting commences; or by voting online in person during the Annual Meeting. Simply attending the meeting will not affect a vote that you have already submitted.

Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares prior to the Annual Meeting or by voting online during the meeting.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement includes “forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this Proxy Statement regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding Antero Midstream’s ability to achieve its Net Zero goals, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date hereof. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

In addition, many of the standards and metrics used in preparing this Proxy Statement and the 2020 ESG Report continue to evolve and are based on management expectations and assumptions believed to be reasonable at the time of preparation but should not be considered guarantees. The standards and metrics used, and the expectations and assumptions

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they are based on, have not been verified by any third party. In addition, while we seek to align these disclosures with the recommendations of various third-party frameworks, such as the Task Force on Climate-Related Financial Disclosures, we cannot guarantee strict adherence to these framework recommendations. Additionally, our disclosures based on these frameworks may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policy, or other factors, some of which may be beyond our control. The calculation of methane leak loss rate disclosed in the 2020 ESG Report is based on ONE Future protocol, which is based on the EPA Greenhouse Gas Reporting Program. With respect to its pipeline emissions goal, Antero Midstream anticipates achieving a 100% reduction in pipeline emissions by 2025 and Net Zero Scope 1 and Scope 2 emissions through 2050 through operational efficiencies and the purchase of carbon offsets; however, such goals are aspirational and we could face unexpected material costs as a result of our efforts to meet these goals. Moreover, given uncertainties related to the use of emerging technologies, the state of markets for and availability of verified quality carbon offsets, we cannot predict whether or not we will be able to meet these goals in a timely fashion, if at all. Scope 1 emissions are the Company’s direct greenhouse gas emissions, and Scope 2 emissions are the Company’s indirect greenhouse gas emissions associated with the purchase of electricity, steam, heat or cooling.

This Proxy Statement and the ESG Report contain statements based on hypothetical or severely adverse scenarios and assumptions, and these statements should not necessarily be viewed as being representative of current or actual risk or forecasts of expected risk. These scenarios cannot account for the entire realm of possible risks and have been selected based on what we believe to be a reasonable range of possible circumstances based on information currently available to us and the reasonableness of assumptions inherent in certain scenarios; however, our selection of scenarios may change over time as circumstances change. While future events discussed in this Proxy or the ESG Report may be significant, any significance should not be read as necessarily rising to the level of materiality of certain disclosures included in Antero Midstream’s SEC filings. The goals discussed in this Proxy Statement are aspirational; we could face unexpected material costs as a result of our efforts to meet these goals and may ultimately meet such goals through the purchase of offsets or credits and not reductions in our actual GHG emissions. Moreover, given uncertainties related to the use of emerging technologies, the state of markets for and the availability of verified quality carbon offsets, we cannot predict whether or not we will be able to meet these goals in a timely fashion, if at all. Moreover, with regards to our participation in, or certification under, various frameworks, we may incur certain costs associated with such frameworks and cannot guarantee that such participation or certification will have the intended results on our or our products’ ESG profile

Antero Midstream cautions you that these forward-looking statements are subject to all the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, the risks described under the heading “Item 1A. Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2021.

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ITEM ONE:    ELECTION OF DIRECTORS

The Board is currently comprised of nine directors, divided into three classes. Directors in each class are elected to serve for three-year terms and until they are re-elected, their successors are elected and qualified, or they resign or are removed. Each year, the directors of one class stand for re-election as their terms of office expire. Ms. Robeson will not stand for re-election at the 2022 Annual Meeting. Accordingly, Ms. Robeson’s term as a member of the Board will expire immediately prior to the 2022 Annual Meeting, at which time the size of the Board will be reduced from nine to eight directors. The Board expresses its gratitude to Ms. Robeson for her many contributions during five years of service on the Board. Based on recommendations from our Nominating & Governance Committee, the Board has nominated the following individuals for election as Class III directors of Antero Midstream with terms to expire at the 2025 Annual Meeting of Stockholders, barring an earlier resignation or removal:

Paul M. Rady	David H. Keyte

Biographical information for the nominees is contained in “Directors” and “Executive Officers” below.

The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the size of the Board will be reduced or the individuals acting under your proxy will vote for the election of a substitute nominee recommended by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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Summary of Director Qualifications and Experience

We recognize the importance of diversity on our Board. Pursuant to our Diversity and Inclusion Policy and the Nominating and Governance Committee Charter, we view diversity broadly to include diversity of backgrounds, skills and viewpoints as well as traditional diversity concepts such as race, gender, national origin, religion or sexual orientation or identity. The Board believes that all directors should have sound business judgment, personal and professional integrity, an ability to work as part of a team, willingness to commit the required time to serve as a Board member, business experience, and financial literacy. The Nominating & Governance Committee considers diversity along with other factors when reviewing director candidates, and in 2022, we amended our Diversity and Inclusion Policy and our Nominating and Governance Committee Charter to require that each pool of candidates to be considered to fill a vacancy on the Board shall include at least one individual who would be considered diverse based on traditional diversity concepts such as race, gender, national origin, religion, or sexual orientation or identity.

The Board embodied a diverse set of experiences, qualifications, attributes, and skills, as shown below for our directors and director nominees:

	Dea	Keenan	McArdle	Kennedy	Klimley	Mollenkopf	Rady	Keyte	Robeson
Executive Leadership	•	•	•	•	•	•	•	•	•
Financial		•	•	•	•	•	•	•	•
Accounting/Audit			•	•		•		•	•
Risk Management	•	•	•			•	•	•	•
Operations	•		•	•		•	•	•
Industry	•	•	•	•	•	•	•	•	•
Environmental and/or Climate Change-Related	•		•	•	•	•
Human Resources Management	•		•			•		•
Racial/Ethnic Diversity
Gender Diversity			•						•

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DIRECTORS

We were originally formed in 2013 as Antero Resources Midstream Management LLC to become the general partner of Antero Midstream Partners LP. In 2017, Antero Resources Midstream Management LLC converted from a limited liability company to a limited partnership under the laws of the State of Delaware, and changed its name to Antero Midstream GP LP in connection with its initial public offering. In March 2019, Antero Midstream GP LP was converted from a limited partnership to a corporation under the laws of the State of Delaware and changed its name to Antero Midstream Corporation. Other than Messrs. Keyte and Kennedy and Ms. McArdle, who were appointed to the Board in April 2019, April 2021 and March 2020, respectively, each of our existing directors was appointed to the Board in connection with the closing of the simplification transactions (the “Simplification Transactions”) in March 2019.

Set forth below is the background, business experience, attributes, qualifications and skills of each Antero Midstream director and director nominee.

Paul M. Rady and David H. Keyte are up for reelection at the Annual Meeting.

Class I Directors

Age: 68 Director Since: 2019 Committee Memberships: Compensation Committee, Conflicts Committee	Peter A. Dea

Key Skills, Attributes and Qualifications:

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Co-Founder and Executive Chairman of Confluence Resources LP, since the company’s inception in September 2016

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Co-Founder, President and CEO of Cirque Resources LP since its inception in May 2007

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President, CEO and Director of Western Gas Resources, Inc. from 2001 through their merger with Anadarko Petroleum Corporation in 2006

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CEO and Chairman of the Board of Barrett Resources Corporation from 1999 and 2000, respectively, until its sale in 2001 to Williams Companies

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Served as a director of the general partner of Antero Midstream GP LP from April 2018 through the closing of the Simplification Transactions

Has more than 36 years of oil and gas exploration and production experience and involvement in national and state energy policies

Other Public Company Boards:

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Ovintiv Corporation; Liberty Oilfield Services

- 2022 Proxy Statement 15

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Age: 71 Director Since: 2019 Committee Memberships: Compensation Committee, Nominating & Governance Committee	W. Howard Keenan, Jr.

Key Skills, Attributes and Qualifications:

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Since 1997, has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry

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From 1975 to 1997, was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991

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Serves on the boards of directors of multiple Yorktown Partners portfolio companies

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Serves on the Board of Directors of Antero Resources

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Served as a director of the general partner of Antero Midstream GP LP beginning in April 2017 and as a director of the general partner of Antero Midstream Partners LP beginning in February 2014, in each case, through the closing of the Simplification Transactions

Has over 40 years of experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other Public Company Boards:

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Solaris Oilfield Infrastructure, Inc.; Aris Water Solutions; Antero Resources; Brigham Minerals, Inc. (until January 2022); Ramaco Resources, Inc. (until June 2019); Concho Resources (until 2013); Geomet Inc. (until 2012)

Age: 61 Director Since: 2020 Committee Memberships: Audit Committee, Environmental, Social and Governance (ESG) Committee	Janine J. McArdle

Key Skills, Attributes and Qualifications:

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Founder and Chief Executive Officer of Apex Strategies, LLC, a global consultancy company providing advisory services to midstream and downstream energy companies, since 2016

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Executive of Apache Corporation from 2002 to 2015 serving most recently as Senior Vice President – Gas Monetization

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Served as President and Managing Director for Aquila Europe Ltd. from 2001 to 2002 and served in various executive and trading roles prior thereto

Has over 30 years of experience as an executive in the oil and gas industry with extensive background in engineering, marketing, business development, finance and risk management.

Other Public Company Boards:

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Santos Ltd; Halcon Resources Corporation (until 2019)

- 2022 Proxy Statement 16

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Class II Directors

Age: 47 Director Since: 2021 Committee Memberships: Environmental, Social and Governance (ESG) Committee	Michael N. Kennedy

Key Skills, Attributes and Qualifications:

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Currently serves as Senior Vice President—Finance of Antero Midstream and Chief Financial Officer and Senior Vice President—Finance of Antero Resources Corporation

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Served as Chief Financial Officer of Antero Midstream from the closing of the Simplification Transactions in March 2019 until April 30, 2021, prior to which Mr. Kennedy served as Chief Financial Officer and Senior Vice President of Finance of the general partner of Antero Midstream GP LP beginning in April 2017 and as Chief Financial Officer and Senior Vice President of Finance of the general partner of Antero Midstream Partners LP beginning in February 2014

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Served as Antero Resources’ Senior Vice President of Finance beginning in January 2016, prior to which he served as Vice President of Finance beginning in August 2013

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Served as Executive Vice President and Chief Financial Officer of Forest Oil Corporation from 2009 to 2013 and served in various financial positions prior thereto

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Served as an auditor with Arthur Andersen, focusing on the Natural Resources industry

Has significant experience as Former Chief Financial Officer and current Senior Vice President of Finance of Antero Midstream, together with his broad knowledge and experience in the industry.

Other Public Company Boards:

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N/A

Age: 65 Director Since: 2019 Committee Memberships: Nominating & Governance Committee (chair), Environmental, Social and Governance (ESG) Committee (chair), Audit Committee	Brooks J. Klimley

Key Skills, Attributes and Qualifications:

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President of Brooks J. Klimley & Associates, an energy advisory services firm focused on corporate strategy, governance and finance for public and private energy, power and infrastructure companies

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Adjunct Professor of Finance and Economics at Columbia University’s School of International and Public Affairs teaching “Energy and Power Financing Markets: The Quest for Sustainable Development”

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From 2013 to 2019, served as Managing Director and Head of Energy & Natural Resources at The Silverfern Group

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Over 30 years of experience leading investment banking and private equity practices focused on the energy and natural resources sectors

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Served as a director of the general partner of Antero Midstream GP LP beginning in 2017, and as a director of the general partner of Antero Midstream Partners LP from March 2015 to 2017, in each case, through the closing of the Simplification Transactions

Has significant experience in the public and private upstream and midstream oil and gas industry.

Other Public Company Boards:

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N/A

- 2022 Proxy Statement 17

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Age: 60 Director Since: 2019 Committee Memberships: Audit Committee, Environmental, Social and Governance (ESG) Committee	John C. Mollenkopf

Key Skills, Attributes and Qualifications:

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Prior to his retirement in 2016, served as Executive Vice President and Chief Operating Officer for MarkWest operations of MPLX GP LLC

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In 2002, was one of five founders of MarkWest Energy Partners, L.P., and until 2015, served as Executive Vice President and Chief Operating Officer

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From 1996 to 2002, worked in various senior management roles for MarkWest Hydrocarbon, Inc.

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From 1982 to 1996, worked for ARCO Oil and Gas Company in various roles in engineering and operations

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Served as a director of the general partner of Antero Midstream GP LP beginning in April 2017 through the closing of the Simplification Transactions

Has significant experience in executive management, business development, marketing, engineering and operations in the oil and gas industry.

Other Public Company Boards:

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N/A

Class III Directors

Age: 68 Director Since: 2019 Chairman, Chief Executive Officer and President Committee Memberships: None	Paul M. Rady

Key Skills, Attributes and Qualifications:

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Currently serves as Chairman, Chief Executive Officer and President of Antero Midstream and Antero Resources

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Served as Chief Executive Officer and Chairman of Antero Midstream since the closing of the Simplification Transactions, prior to which Mr. Rady served as (i) Chief Executive Officer of the general partner of Antero Midstream GP LP beginning in January 2017; (ii) as Chairman of the board of directors of such entity beginning in April 2017; and (iii) as Chief Executive Officer and Chairman of the board of directors of the general partner of Antero Midstream Partners LP beginning in February 2014

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Co-founder of Antero Resources Corporation, serving as Chairman of the Board of Directors and Chief Executive Officer of Antero Resources since May 2004

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Served as Chief Executive Officer and Chairman of Antero Resources Corporation’s predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in 2005

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Served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in 2001

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Worked with Barrett Resources Corporation from 1990 until 1998, moving from Chief Geologist; to Exploration Manager; EVP Exploration; President, COO and Director; and ultimately CEO

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Began his career with Amoco Corporation, where he served ten years as a geologist focused on the Rockies and Mid-Continent

Has significant experience as a chief executive of oil and gas companies, together with his training as a geologist and broad industry knowledge.

Other Public Company Boards:

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Antero Resources

- 2022 Proxy Statement 18

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Age: 66 Director Since: 2019 Committee Memberships: Compensation Committee (chair), Conflicts Committee (chair), Nominating & Governance Committee	David H. Keyte (Lead Director)

Key Skills, Attributes and Qualifications:

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Co-founder, Chairman and Chief Executive Officer of Caerus Oil and Gas LLC since 2009

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Former executive of Forest Oil Corporation

Has significant experience in executive management and finance in the oil and gas industry.

Other Public Company Boards:

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Regal Entertainment Group (until 2018)

Age: 61 Director Since: 2019 Committee Memberships: Audit Committee (chair), Nominating & Governance Committee, Conflicts Committee	Rose M. Robeson

Key Skills, Attributes and Qualifications:

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From 2012 to 2014, served as Senior Vice President & Chief Financial Officer of DCP Midstream GP, LLC

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Previously served as Group Vice President and Chief Financial Officer of DCP Midstream LLC from 2002 to 2012

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Served as a director of the general partner of Antero Midstream GP LP beginning in 2017 through the closing of the Simplification Transactions

Has more than 30 years of experience in the oil and gas industry, including exploration and production, midstream and marketing. Has significant financial management, risk management and accounting oversight experience.

Other Public Company Boards:

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SM Energy Company; Newpark Resources Inc.; The Williams Companies; Tesco Corporation (until 2017); American Midstream Partners LP (until 2016)

- 2022 Proxy Statement 19

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EXECUTIVE OFFICERS

The table below sets forth the name, age and principal position of each of our executive officers as of December 31, 2021. On December 31, 2021, Alvyn A. Schopp stepped down from his positions as Chief Administrative Officer of Antero Midstream and Antero Resources. Mr. Schopp continues to serve the companies in a non-executive officer role as Regional Senior Vice President of each company. On January 1, 2022, Yvette K. Schultz assumed a portion of the responsibilities relinquished by Mr. Schopp and became an executive officer, to serve as Chief Compliance Officer, Senior Vice President—Legal, General Counsel and Secretary of Antero Midstream and Antero Resources.

Name	Age	Principal Position
Paul M. Rady	68	Chairman of the Board, Chief Executive Officer and President
Brendan E. Krueger	37	Chief Financial Officer, Vice President – Finance and Treasurer
Alvyn A. Schopp	63	Chief Administrative Officer and Regional Senior Vice President
Michael N. Kennedy	47	Director and Senior Vice President—Finance
W. Patrick Ash	43	Senior Vice President—Reserves, Planning and Midstream

Biographical information for Messrs. Rady and Kennedy is set forth under “Directors” above. References to a position held by one of the below officers at “Antero” means that the person held such position at Antero Resources Corporation, Antero Midstream, the general partner of Antero Midstream GP LP, and the general partner of Antero Midstream Partners LP, as applicable.

Brendan E. Krueger has served as Antero Midstream’s Chief Financial Officer since April 2021. Mr. Krueger has also served as Antero’s Vice President – Finance since April 2018. In addition to his current role, he has served as Antero’s Treasurer since December 2019. Mr. Krueger previously served as Antero’s Finance Director from 2016 to 2018 and Antero’s Finance Manager from 2014 to 2016. Prior to joining Antero, Mr. Krueger spent seven years as an investment banker focused on equity and debt financing and mergers and acquisition advisory with Robert W. Baird & Co., Wells Fargo Securities, and A.G. Edwards, Inc. from 2007 through 2014. Mr. Krueger earned his Bachelor of Business Administration in finance from the University of Notre Dame.

Alvyn A. Schopp currently serves as Antero’s Regional Senior Vice President, prior to which he served as Antero’s Chief Administrative Officer and Regional Senior Vice President beginning in January 2020, prior to which he served as Antero’s Chief Administrative Officer, Regional Senior Vice President and Treasurer beginning in February 2014. Mr. Schopp has also served as Antero’s Vice President of Accounting and Administration and Treasurer from January 2005 to September 2013, as Antero’s Controller and Treasurer from 2003 to 2005 and as Vice President of Accounting and Administration and Treasurer of Antero’s predecessor company from January 2005 until its sale to XTO Energy, Inc. in April 2005. From 1993 to 2000, Mr. Schopp was CFO, Director and ultimately CEO of T-Netix, Inc. From 1980 to 1993 Mr. Schopp was with KPMG. As a Senior Manager with KPMG, he maintained an extensive energy and mining practice. Mr. Schopp holds a B.B.A. from Drake University.

W. Patrick Ash has served as Antero’s Senior Vice President – Reserves, Planning & Midstream, since June 2019, prior to which he served as Vice President of Reservoir Engineering and Planning beginning in December 2017. Prior to joining us, Mr. Ash was at Ultra Petroleum Corp. (“Ultra”) for six years in management positions of increasing responsibility, most recently serving as Vice President, Development, including during and after Ultra’s bankruptcy proceedings in 2016, from which it emerged in 2017. In this position he led the reservoir engineering, geoscience, and corporate engineering groups. From 2001 to 2011, Mr. Ash served in engineering roles at Devon Energy Corporation, NFR Energy LLC and Encana Corporation. Mr. Ash holds a B.S. in Petroleum Engineering from Texas A&M University and a M.B.A. from Washington University in St. Louis.

- 2022 Proxy Statement 20

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

Antero Midstream’s sound governance practices and policies provide an important framework to assist the Board in fulfilling its duties to stockholders. The Corporate Governance Guidelines include provisions concerning the following:

•	qualifications, independence, responsibilities, tenure, and compensation of directors;
•	background (including skills, experience and viewpoint) and diversity (including race, gender, national origin, religion, and sexual orientation or identity) of directors, pursuant to Antero’s Diversity and Inclusion Policy;
•	service on other boards;
•	director resignation process;
•	role of the Chairman of the Board and the Lead Director;
•	meetings of the Board and of the independent directors;
•	interaction between the Board and outside parties;
•	annual performance reviews of the Board;
•	director orientation and continuing education;
•	attendance at meetings of the Board and the Annual Meeting;
•	stockholder communications with directors;
•	committee functions, committee charters, and independence;
•	director access to independent advisors and management; and
•	management evaluation and succession planning.

The Corporate Governance Guidelines are available on Antero Midstream’s website at www.anteromidstream.com in the “Governance” subsection of the “Investors” section. The Nominating & Governance Committee reviews the Corporate Governance Guidelines periodically and as necessary, and any proposed additions or amendments are presented to the Board for its approval.

Director Independence

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the New York Stock Exchange (NYSE). After reviewing all relationships each director has with Antero Midstream, including the nature and extent of any business relationships, as well as any significant charitable contributions Antero Midstream makes to organizations where directors serve as board members or executive officers, the Board has affirmatively determined that none of the directors have material relationships with Antero Midstream and all of them are independent as defined by NYSE listing standards except Mr. Rady, Antero Midstream’s Chief Executive Officer and President, and Mr. Kennedy, Antero Midstream’s Senior Vice President of Finance.

7 of 9 Directors are Independent

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Board Leadership Structure

Antero Midstream does not have a formal policy addressing whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. The directors serving on the Board have considerable professional and industry experience, significant experience as directors of both public and private companies, and a unique understanding of the challenges and opportunities Antero Midstream faces. Accordingly, the Board believes it is in the best position to evaluate Antero Midstream’s needs and to determine how best to organize its leadership structure to meet those needs at any given time.

At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. The Board believes the current Chief Executive Officer is the individual with the necessary experience, commitment, and support of the other members of the Board to effectively carry out the role of Chairman. Mr. Rady brings valuable insight to the Board due to the perspective and experience he has gained as our Chief Executive Officer and as one of our founders. As the principal executive officer since our inception, Mr. Rady has unparalleled knowledge of our business and operations. As a significant stockholder, Mr. Rady is invested in our long-term success. In addition, the Board believes that combining the roles of Chairman and Chief Executive Officer at the present time promotes strong alignment of strategic development and execution, effective implementation of strategic initiatives, and clear accountability for Antero Midstream’s success. Because seven of the nine directors are independent under NYSE rules, the Board believes this leadership structure does not impede independent oversight of Antero Midstream.

The Nominating & Governance Committee reviews this leadership structure every year. Subject to the terms of the Stockholders’ Agreement, the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined.

Election of Lead Director

To facilitate candid discussion among Antero Midstream’s directors, the non-management directors meet regularly in executive sessions.

The Corporate Governance Guidelines permit the Board, on the recommendation of the Nominating & Governance Committee, to choose a Lead Director to preside at these executive sessions. Mr. Keyte has served in this role since 2019, chairing executive sessions of the non-management directors and establishing the agenda for these meetings. As the Lead Director, Mr. Keyte joins the Chairman in providing leadership and guidance to the Board.

How Director Nominees Are Selected

Renominating Incumbent Directors

Subject to the terms of the Stockholders’ Agreement, before recommending to the Board that an existing director be nominated for reelection at the annual meeting of stockholders, the Nominating & Governance Committee will review and consider the director’s:

•	past Board and committee meeting attendance and performance;
•	length of Board service;
•	personal and professional integrity, including commitment to Antero Midstream’s core values;
•	relevant experience, skills, qualifications and contributions to the Board; and
•	independence under applicable standards.

The Nominating & Governance Committee is responsible for assessing the appropriate balance of skills and characteristics required of Board members.

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Appointing New Directors and Filling Vacancies

The Board believes that all directors should have sound business judgment, personal and professional integrity, an ability to work as part of a team, willingness to commit the required time to serve as a Board member, business experience, and financial literacy. The Nominating & Governance Committee considers diversity along with other factors when reviewing director candidates.

For information regarding the experiences, qualifications, attributes, and skills of the current members of our Board, please see “Proxy Summary—Summary of Director Qualifications and Experience.”

The Nominating & Governance Committee will treat informal recommendations for directors that are received from Antero Midstream’s stockholders in the same manner as recommendations received from any other source. The Nominating & Governance Committee and the Board will also consider the benefits of all aspects of diversity, and will consider whether, and if so how, to identify new candidates for Board service and when identifying potential new Board members or filing a vacancy on the Board, commits to seeking out diverse candidates to the extent possible. In 2022, we amended our Diversity and Inclusion Policy and our Nominating and Governance Committee Charter to require that each pool of candidates to be considered to fill a vacancy on the Board shall include at least one individual who would be considered diverse based on traditional diversity concepts such as race, gender, national origin, religion, or sexual orientation or identity.

- 2022 Proxy Statement 23

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Board’s Role in Risk Oversight

In the normal course of its business, Antero Midstream is exposed to a variety of risks, including its ability to execute its business strategy, competition, governmental regulations, interest rate risks, and credit and investment risk, as well as risks relating to Antero Resources’ ability to meet its drilling and development plan. At least annually, our Board receives updates from management regarding information security, cyber security and data security risks in connection with Antero Midstream’s Enterprise Risk Management program. The Board and each committee has distinct responsibilities for monitoring other risks, as shown below.

The Board of Directors
The Board oversees Antero Midstream’s strategic direction. To that end, the Board considers the potential rewards and risks of Antero Midstream’s business opportunities and challenges, and it monitors the development and management of risks that impact our strategic goals.

Audit Committee

The Audit Committee monitors the effectiveness of Antero Midstream’s systems of financial reporting, auditing and internal controls, as well as related legal and regulatory compliance matters.

Nominating & Governance Committee

The Nominating & Governance Committee oversees the management of risks associated with Board organization, membership and structure; succession planning for our directors and executive officers; and corporate governance.

Compensation Committee The Compensation Committee oversees Antero Midstream’s compensation policies and practices.

Environmental, Social and Governance (ESG) Committee

The Environmental, Social and Governance (ESG) Committee provides guidance to the Board on, and oversees Antero Midstream’s risk management policies related to, corporate citizenship, environmental sustainability, and social and political trends, issues and concerns. The ESG Committee regularly receives reports from management on pertinent ESG risks or opportunities, including climate related topics.

Conflicts Committee The Conflicts Committee assists the Board in investigating, reviewing and evaluating potential conflicts of interest, including those between Antero Midstream and Antero Resources.

Board and Committee Self-Evaluations

The Board believes that a robust and constructive evaluation process is an essential component of Board effectiveness and good corporate governance. To that end, the Board and each of its standing committees conducts an annual self-assessment to evaluate their performance, composition, and effectiveness, and to identify areas for improvement.

These evaluations take the form of wide-ranging and candid discussions. The Lead Director facilitates discussions evaluating the full Board, and the committee chairs facilitate discussions regarding their respective committees.

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Majority Vote Director Resignation Policy

Directors are elected by a plurality of votes cast in an uncontested election. The Corporate Governance Guidelines require that an incumbent director who fails to receive the required number of votes for reelection must tender a resignation. The Nominating & Governance Committee will act on an expedited basis to determine whether to accept any such resignation, and will submit its recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in this decision. The Nominating & Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Meetings

The Board held twelve meetings in 2021. The then-serving outside directors held four executive sessions. No director attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served during the respective time he or she served, except Mr. Dea who attended 71% of such meetings.

Directors are encouraged to attend the Annual Meetings of Stockholders. All of the then-serving members of the Board attended the 2021 Annual Meeting.

How to Contact the Board

General Communications

Stockholders and other interested parties may communicate with us by writing to Antero Midstream Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Stockholders may submit their thoughts to the Board, any committee of the Board, or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Stockholder Communication with Directors” and clearly identifying the intended recipient(s).

Antero Midstream’s Chief Compliance Officer and Secretary will review and forward each communication, as soon as reasonably practicable, to the addressee(s) if the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication is appropriate and relates to matters that have been delegated by the Board to a committee other than the addressee(s) or to an executive officer, the Chief Compliance Officer and Secretary also may forward the communication to the applicable officer or committee chair.

Legal or Compliance Concerns

Information regarding legal or compliance concerns may be submitted confidentially and anonymously, although Antero Midstream may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. Antero Midstream’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Antero Midstream’s policies or our Corporate Code of Business Conduct and Ethics.

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Insider Trading Policy

Antero Midstream’s Insider Trading Policy, which applies to all employees, officers, and directors, prohibits hedging of Antero Midstream securities and engaging in any other transactions involving Antero Midstream-based derivative securities, regardless of whether the covered person is in possession of material, non-public information. The policy does not affect the vesting of securities acquired pursuant to Antero Midstream’s incentive, retirement, stock purchase, or dividend reinvestment plans, or other transactions involving purchases and sales of company securities between a covered person and Antero Midstream. Antero Midstream’s Insider Trading Policy also prohibits purchasing Antero Midstream common stock, par value $0.01 per share (“Antero Midstream Common Stock”), on margin (e.g., borrowing money to fund the stock purchase) and pledging Antero Midstream securities.

Available Governance Materials

The following materials are available on Antero Midstream’s website at www.anteromidstream.com under “Investors” and then “Governance—Governance Documents.”

•	Certificate of Incorporation of Antero Midstream
•	Bylaws of Antero Midstream
•	Charters of the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, and the Environment, Sustainability and Social Governance Committee;
•	Corporate Code of Business Conduct and Ethics;
•	Financial Code of Ethics;
•	Corporate Governance Guidelines;
•	Human, Labor and Indigenous Rights Policy;
•	Diversity and Inclusion Policy;
•	Supplier Code of Conduct;
•	Whistleblower Policy; and
•	Political Advocacy Policy.

Stockholders may obtain a copy, free of charge, of any of these documents by sending a written request to Antero Midstream Corporation, 1615 Wynkoop Street, Denver, Colorado, 80202. Any amendments to Antero Midstream’s Corporate Code of Business Conduct and Ethics will be posted in the “Governance” subsection of our website.

BOARD COMMITTEES

General

The Board had five standing committees in 2021: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, the Conflicts Committee and the Environmental, Social and Governance (ESG) Committee. The charters of the Audit Committee, Compensation Committee, Nominating & Governance Committee and Environmental, Social and Governance (ESG) Committee are available on Antero Midstream’s website at www.anteromidstream.com in the “Governance—Governance Documents” subsection of the “Investors” section.

The Board creates ad hoc committees on an as-needed basis. There were no ad hoc committees in 2021.

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Audit Committee

Current Members: Rose M. Robeson (chair)* Brooks J. Klimley Janine J. McArdle** John C. Mollenkopf Number of meetings in 2021: 5

The Audit Committee oversees, reviews, acts on, and reports to the Board on various auditing and accounting matters, including:

•

the selection of Antero Midstream’s independent accountants,

•

the scope of annual audits,

•

fees to be paid to the independent accountants,

•

the performance of Antero Midstream’s independent accountants, and

•

Antero Midstream’s accounting practices.

In addition, the Audit Committee oversees Antero Midstream’s compliance with legal and regulatory requirements relating to financial, accounting, auditing and related compliance matters.

The Board has determined that all members of the Audit Committee meet the heightened independence standards applicable to audit committee members prescribed by rules of the NYSE and the Securities and Exchange Commission (“SEC”). In addition, the Board believes Ms. Robeson is an “audit committee financial expert” as defined in SEC rules.

*	Immediately prior to the Annual Meeting, Mr. Keyte is expected to join the Audit Committee as its chair.
**	Janine J. McArdle joined the Audit Committee on September 17, 2021.

Compensation Committee

Current Members: David H. Keyte (chair) Peter A. Dea* W. Howard Keenan, Jr. Number of meetings in 2021: 6

The Compensation Committee establishes salaries, incentives and other forms of compensation for our executive officers. The Compensation Committee also administers Antero Midstream’s incentive compensation and benefit plans, and reviews and recommends to the Board for approval the compensation of our non-employee directors.

The Board has determined that all members of the Compensation Committee meet the NYSE’s heightened requirements applicable to compensation committee members, and also meet the heightened independence requirements under SEC rules and the tax code. No Antero Midstream executive officer serves on the board of directors of a company that has an executive officer who serves on the Board.

*	Peter A. Dea joined the Compensation Committee, and Janine J. McArdle stepped down from the Compensation Committee, on September 17, 2021.

- 2022 Proxy Statement 27

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Nominating & Governance Committee

Current Members: Brooks J. Klimley (chair) W. Howard Keenan, Jr.* David H. Keyte Rose M. Robeson Number of meetings in 2021: 4

The Nominating & Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Board, develops and oversees Antero Midstream’s internal corporate governance processes, and directs all matters relating to the succession of Antero Midstream’s Chief Executive Officer.

The Board has determined that all members of the Nominating & Governance Committee meet the NYSE’s independence standards.

*	W. Howard Keenan, Jr. joined the Nominating & Governance Committee on September 17, 2021.

Conflicts Committee

Current Members: David H. Keyte (chair) Peter A. Dea Rose M. Robeson Number of meetings in 2021: 2	The Conflicts Committee assists the Board in investigating, reviewing and evaluating certain potential conflicts of interest, including those between Antero Midstream and Antero Resources, and carries out any other duties delegated by the Board that relate to potential conflict matters.

Environmental, Social and Governance (ESG) Committee

Current Members: Brooks J. Klimley (chair) Michael N. Kennedy* Janine J. McArdle John C. Mollenkopf Number of meetings in 2021: 4

The Environmental, Social and Governance (ESG) Committee provides guidance to the Board on, and oversees Antero Midstream’s risk management policies related to corporate citizenship, environmental sustainability, and social and political trends, issues and concerns. The ESG Committee also advises the Board and management on significant public policy issues that are pertinent to the Company and its stakeholders.

Members of the ESG Committee have expertise in areas relating to ESG, including environmental stewardship, social responsibility and community relations. Brooks Klimley, the ESG Committee Chair, brings ESG experience from his career leading investment banking practices covering the energy and mining sectors. Mr. Klimley also serves as an Adjunct Professor at Columbia University’s graduate schools of business and international affairs. Janine McArdle has more than 30 years of experience in engineering, marketing, business development, finance and risk management. John Mollenkopf has significant experience in executive management, business development, marketing, engineering and operations in the midstream energy sector. Michael Kennedy was an auditor with Arthur Andersen focusing on the Natural Resources industry.

During 2021, the ESG Committee reviewed the Company’s ESG practices and procedures. Following such review, the Company published its 2020 ESG Report, which is available at www.anteromidstream.com/community-sustainability.

*	Michael N. Kennedy joined the Environmental, Social and Governance (ESG) Committee on September 17, 2021.

- 2022 Proxy Statement 28

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COMPENSATION OF DIRECTORS

General

Our non-employee directors are entitled to receive compensation consisting of retainers, fees and equity awards as described below. The Compensation Committee reviews non-employee director compensation periodically and recommends changes, if appropriate, to the Board for approval.

Our employee directors do not receive additional compensation for their services as directors. All compensation received from Antero Midstream as employees is disclosed in the Summary Compensation Table on page 50.

Annual Cash Retainers

Effective April 15, 2021, some of the annual retainers payable to non-employee directors of the Board were increased slightly, as indicated below. These modifications were made to ensure that our director compensation is competitive with that paid by our peers so that we can attract and retain qualified individuals to serve on our Board.

Recipient	Amount
Non-employee director	$90,000
Lead Director	$25,000
Audit Committee:
Chairperson	$24,000 (previously $20,000)
Other members	$15,000 (previously $7,500)
Compensation, Nominating & Governance, and ESG Committees:
Chairperson	$15,000
Other members	$7,500 (previously $5,000)
Conflicts Committee:
Chairperson	$7,500 (previously $5,000)
Other members	$7,500 (previously $5,000)

All retainers are paid in cash on a quarterly basis in arrears, but directors have the option to elect, on an annual basis, to receive all or a portion of their cash retainers in the form of shares of our common stock.

Effective April 15, 2022, the annual retainer for non-employee directors will be increased from $90,000 to $97,500. Otherwise, the compensation for our non-employee directors will be the same in 2022 as that described for 2021.

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Equity-Based Compensation

In addition to cash compensation, our non-employee directors receive annual equity-based compensation consisting of fully-vested stock with an aggregate grant date value equal to $130,000, subject to the terms and conditions of the Antero Midstream Corporation Long Term Incentive Plan (“AM LTIP”) and the agreements pursuant to which such awards are granted. These awards are granted in arrears on a quarterly basis, so each installment has a grant date fair value of approximately $32,500.

Fees

For 2021, the directors who are members of Board committees were eligible to receive a fee of $1,500 for each committee meeting attended in excess of ten meetings for such committee per calendar year (up to a maximum of $22,500 per committee). Directors are also reimbursed for reasonable expenses incurred to attend meetings and activities of the Board or its committees, and to attend and participate in general education and orientation programs for directors.

Stock Ownership Guidelines

Under our stock ownership guidelines, within five years of being elected or appointed to the Board or five years from the adoption of the policy, whichever is later, a non-employee director, other than Mr. Keenan, is required to own shares of our common stock with a fair market value equal to at least five times the amount of the annual cash retainer. These stock ownership guidelines are designed to align our directors’ interests more closely with those of our stockholders. The guidelines were adopted less than five years from the measurement date in 2021. As a result, each of our non-employee directors still has additional time remaining to achieve compliance with the stock ownership guidelines. For information regarding stock ownership guidelines applicable to our executive officers, please see “Compensation Discussion and Analysis—Other Matters—Stock Ownership Guidelines.”

2021 Non-Employee Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Peter A. Dea	100,625	129,983	230,608
W. Howard Keenan, Jr.	100,625	129,983	230,608
David H. Keyte	143,750	129,983	273,733
Brooks J. Klimley	133,125	129,983	263,108
John C. Mollenkopf	110,000	129,983	239,983
Janine J. McArdle	107,500	129,983	237,483
Rose M. Robeson	126,750	129,983	256,733
(1)	Includes annual cash retainer, committee fees, committee chair fees and meeting fees earned during fiscal 2021.
(2)	Amounts in this column reflect the aggregate grant date fair value of shares granted under the AM LTIP to each non-employee director during fiscal year 2021, computed in accordance with the rules of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 12 to our consolidated financial statements on Form 10-K for the year ended December 31, 2021, for additional detail regarding assumptions underlying the value of these equity awards.

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ITEM TWO:    RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as Antero Midstream’s independent registered public accounting firm for the year ending December 31, 2022. KPMG LLP has audited Antero Midstream’s and its predecessor’s financial statements since 2016 as well as the financial statements of Antero Midstream Partners LP since 2013. The Audit Committee annually evaluates the accounting firm’s qualifications to continue to serve Antero Midstream. In evaluating the accounting firm, the Audit Committee considers the reputation of the firm and the local office, the industry experience of the engagement partner and the engagement team, and the experience of the engagement team with clients of similar size, scope and complexity as Antero Midstream. The Audit Committee is directly involved in the selection of the new engagement partner when rotation is required every five years in accordance with SEC rules. KPMG LLP completed the audit of Antero Midstream’s annual consolidated financial statements for the year ended December 31, 2021, on February 16, 2022.

The Board is submitting the selection of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board and the Audit Committee believe the ratification proposal provides an opportunity for stockholders to communicate their views about an important aspect of corporate governance. If our stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as Antero Midstream’s independent registered public accounting firm.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace Antero Midstream’s independent registered public accounting firm. Stockholder ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change Antero Midstream’s independent registered public accounting firm at any time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS ANTERO MIDSTREAM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

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AUDIT MATTERS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include: (i) overseeing the accounting and financial reporting process of Antero Midstream and audits of Antero Midstream’s financial statements (ii) the appointment, compensation, retention and oversight of the work of the independent auditors hired for the purpose of issuing an audit report or performing other audit, review or attest services for Antero Midstream; (iii) pre-approving audit or non-audit services proposed to be rendered by Antero Midstream’s independent registered public accounting firm; (iv) annually reviewing the qualifications and independence of the independent registered public accounting firm’s engagement partner and other senior personnel who are providing services to Antero Midstream; (v) reviewing with management and the independent registered public accounting firm Antero Midstream’s annual and quarterly financial statements, earnings press releases, and financial information and earnings guidance provided to analysts and ratings agencies; (vi) approving or ratifying certain related party transactions as set forth in Antero Midstream’s Related Persons Transactions Policy; (vii) reviewing with management Antero Midstream’s major financial risk exposures; (viii) assisting the Board in monitoring compliance with legal and regulatory requirements relating to financial, accounting, auditing and related compliance matters; (ix) preparing the report of the Audit Committee for inclusion in Antero Midstream’s proxy statement; and (x) annually reviewing and reassessing its performance and the adequacy of its charter.

While the Audit Committee has the responsibilities and powers set forth in its charter, and Antero Midstream’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Antero Midstream’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed Antero Midstream’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards and regulations of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the provision of non-audit services by the independent registered public accounting firm to Antero Midstream is compatible with maintaining the firm’s independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that Antero Midstream’s audited financial statements for the year ended December 31, 2021, be included in the Form 10-K, which was filed with the SEC on February 16, 2022.

Members of the Audit Committee*:

Rose M. Robeson (Chairman)

Brooks J. Klimley

Janine J. McArdle

John C. Mollenkopf

*	Includes all members of the Audit Committee as of the time the Audit Committee Report was approved for inclusion in this Proxy Statement.

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Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by KPMG LLP for the last two fiscal years to Antero Midstream (in thousands):

	For the Years Ended December 31,
	2020	2021
Audit Fees(1)
Audit and Quarterly Reviews	$724	$672
Other Filings	—	—
SUBTOTAL	724	672
Audit-Related Fees(2)	200	135
Tax Fees	—	—
All Other Fees	—	—
TOTAL	$924	$807
(1)	Includes (a) the audit of Antero Midstream’s annual consolidated financial statements included in the Annual Report on Form 10-K and internal controls over financial reporting and review of Antero Midstream’s quarterly financial statements included in Quarterly Reports on Form 10-Q, and (b) the audit of the financial statements of Antero Midstream Partners LP.
(2)	Represents fees related to review of Antero Midstream’s other filings, including filings related to the Simplification Transactions, with the SEC, including review and preparation of registration statements, comfort letters and consents.

The charter of the Audit Committee and its pre-approval policy require the Audit Committee to review and pre-approve the independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals up to a certain limit, provided such approvals are within the pre-approval policy and are ratified by the Audit Committee at a subsequent meeting. For the year ended December 31, 2021, the Audit Committee approved all of the services described above.

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ITEM THREE:    ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our policies are conceived with the intention of attracting and retaining highly qualified individuals capable of contributing to the creation of value for our stockholders. Our compensation program for 2021 was designed to be competitive with market practices and to align the interests of our Named Executive Officers with those of Antero Midstream and its stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy for calendar year 2021. The Compensation Committee and the Board believe that our compensation practices for 2021 were effective in implementing our guiding principles.

Pursuant to Section 14A of the Exchange Act, we are submitting this annual proposal to our stockholders for an advisory vote to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our Named Executive Officers for 2021. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers for 2021 and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Antero Midstream Corporation approve, on an advisory basis, the compensation of its named executive officers during 2021 as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures.”

As this is an advisory vote, the result is not likely to affect previously granted compensation. The Compensation Committee will consider the outcome of the vote when evaluating our compensation practices going forward.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides details on the following matters:

•	Our 2021 say-on-pay advisory vote;
•	Our 2021 executive compensation program and the compensation awarded under that program;
•	Material actions taken with respect to our 2022 executive compensation program; and
•	Pertinent executive compensation policies.

2021 Named Executive Officers

The table below sets forth the name and principal position of each of our 2021 Named Executive Officers. Effective April 30, 2021, Glen C. Warren, Jr. retired as President, Chief Financial Officer and Secretary of Antero Resources and President and Secretary of Antero Midstream. Mr. Warren also stepped down from the boards of both companies as of the same date. Effective upon Mr. Warren’s retirement, (i) Paul M. Rady, then Chairman and Chief Executive Officer of Antero Resources and Antero Midstream, was also named President of Antero Resources and Antero Midstream, (ii) Michael N. Kennedy, then Senior Vice President of Finance at Antero Resources and Antero Midstream and Chief Financial Officer of Antero Midstream, was named Chief Financial Officer of Antero Resources, ceased to be the Chief Financial Officer of Antero Midstream and continues to serve as Senior Vice President of Finance of Antero Midstream and Senior Vice President of Finance of Antero Resources and (iii) Brendan E. Krueger, then Vice President of Finance and Treasurer of Antero Resources and Antero Midstream, was named Chief Financial Officer of Antero Midstream and continues to serve as Treasurer and Vice President of Antero Resources and Antero Midstream. Also effective upon Mr. Warren’s retirement, Mr. Kennedy was appointed to the Board and elected for a successive term by the Company’s stockholders at the 2021 Annual Meeting. Additionally, on December 31, 2021 Alvyn A. Schopp stepped down from his position as Chief Administrative Officer of Antero Resources and Antero Midstream. Mr. Schopp continues to serve the companies in a non-executive officer role as Regional Senior Vice President of both Antero Resources and Antero Midstream.

Name	Principal Position
Paul M. Rady	Chairman of the Board, Chief Executive Officer and President
Brendan E. Krueger	Chief Financial Officer, Treasurer and Vice President—Finance
Alvyn A. Schopp	Chief Administrative Officer and Regional Senior Vice President
Michael N. Kennedy	Director and Senior Vice President—Finance and Former Chief Financial Officer
W. Patrick Ash	Senior Vice President—Reserves, Planning and Midstream
Glen C. Warren, Jr.	Former Director, President and Secretary

2021 Say-on-Pay Advisory Vote

At the Company’s 2021 annual meeting, our stockholders were asked to approve, on an advisory basis, the compensation of the Named Executive Officers. Advisory votes in favor of our executive compensation program were cast by approximately 90% of the shares of common stock counted as present and entitled to vote at such meeting. The Compensation Committee considered the results of the “Say-on-Pay” vote when evaluating the compensation of the Named Executive Officers in 2021. We have continued, and plan to continue, seeking to engage in stockholder outreach regarding executive compensation programs.

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Compensation Philosophy and Objectives of Our Compensation Program

We seek to attract, retain, and motivate exceptional executive talent by providing our executives with a competitive mix of fixed, time-based and performance-based compensation. Our performance-based compensation program focuses on motivating returns and value creation per share, disciplined capital investment, efficient operations, and generation of distributable cash flow. We believe our compensation philosophy and practices for 2021 promote a strong alignment between Named Executive Officer pay and Company performance, while providing our Compensation Committee with the flexibility necessary to ensure that compensation was appropriate for this anomalous year.

Compensation Best Practices

Our Compensation Committee is committed to maintaining compensation best practices and employing methods that motivate our executives to create long-term value while minimizing risk to investors. The following table highlights the compensation best practices we followed during 2021 with respect to our Named Executive Officers:

What We Do
Target reasonable compensation levels relative to peers with a focus on performance-based and at-risk components
Enforce robust minimum stock ownership guidelines
Evaluate the risk of our compensation programs
Use and review compensation tally sheets
Engage an independent compensation consultant
Maintain a clawback policy
What We Don’t Do
No tax gross ups for executive officers
No severance arrangements for Named Executive Officers
No guaranteed bonuses for Named Executive Officers
No management contracts
No granting stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant outside of transactional context (e.g., substitution of pre-existing target company awards for Company awards in an acquisition)
No reduction of the exercise price of an outstanding stock option without stockholder approval outside of transactional context (e.g., substitution of pre-existing target company awards for Company awards in an acquisition)
No hedging or pledging of Company stock
No separate benefit plans for Named Executive Officers
No excessive perquisites

Implementing Our Compensation Program Objectives

Role of the Compensation Committee

The Compensation Committee oversees all elements of our executive compensation program and has the final decision-making authority on all executive compensation matters. Each year, the Compensation Committee reviews, modifies (if necessary), and approves the goals and objectives relevant to the compensation of all Named Executive Officers, as well as the executive compensation program as a whole, including performance goals for the annual cash incentive program, if applicable, and long-term equity awards. In addition, the Compensation Committee is responsible for reviewing the performance of the

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Chief Executive Officer within the framework of our executive compensation goals and objectives. Our Chief Executive Officer, together with (i) until Mr. Warren retired in April of 2021, our President, and (ii) since Mr. Warren’s retirement, our Senior Vice President—Finance, review the performance of the other Named Executive Officers. These evaluations are taken into account when setting the compensation for our Named Executive Officers.

Actual compensation decisions for individual officers are the result of a subjective analysis of a number of factors, including the individual officer’s role within our organization, performance, experience, skills or tenure with us, changes to the individual’s position, and relevant trends in compensation practices.

The Compensation Committee also considers a Named Executive Officer’s current and prior aggregate compensation when setting future compensation. The Compensation Committee determines whether adjustments to compensation are necessary to adopt emerging best practices, reflect Company performance, retain each executive or provide additional or different performance incentives. Thus, the Compensation Committee’s decisions regarding compensation are the result of the exercise of judgment based on all reasonably available information.

Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses

Our Named Executive Officers provide services to us and to Antero Resources. As a result, the Antero Resources Compensation Committee (the “AR Compensation Committee”) holds portions of its meetings jointly with the Compensation Committee. During these joint meetings in Spring 2021, the Compensation Committee and the AR Compensation Committee discussed and established each Named Executive Officer’s aggregate total compensation for services provided to both companies, including base salary, aggregate total target annual cash incentive value, and aggregate total target long-term incentive value. Performance metrics for each company’s annual cash incentive program, if applicable, and the terms and provisions of all long-term incentive awards granted by each company are established separately by each of the Compensation Committee and the AR Compensation Committee.

The percentage of all non-compensation general and administrative expenses we reimburse to Antero Resources is calculated quarterly based on gross property and equipment, capital expenditure and labor costs, the last of which is calculated based on an estimate of how much time our employees spend providing services to Antero Midstream, in the aggregate, during each quarter (the “Reimbursement Percentage”). Antero Resources pays all elements of cash compensation to, and provides all benefits for, our Named Executive Officers. The portion of each Named Executive Officer’s base salary that we reimbursed for 2021 was calculated using the average Reimbursement Percentage for each of the four quarters in 2021, which was 29% (the “2021 NEO AM Reimbursement Percentage”).

As has historically been our practice, at the recommendation of our independent executive compensation consultant, our Compensation Committee and the AR Compensation Committee met to ensure the aggregate value of long-term incentive awards at both companies combined to achieve an overall award level in line with each company’s compensation philosophy. Each committee then separately approved the awards from their respective company.

We also reimburse Antero Resources for the portion of the cost of all health and welfare benefits, employer 401(k) contributions, and the limited perquisites Antero Resources provides to our Named Executive Officers that are attributable to services provided to us. This amount is calculated as the product of the total cost of such benefits and the 2021 NEO AM Reimbursement Percentage.

Consistent with the allocation of compensation expense for our Named Executive Officers described above, unless otherwise indicated, the information included in this Compensation Discussion and Analysis, as well as the tables that follow, only pertains to the compensation paid by us for services our Named Executive Officers provided to us in 2021. For information regarding compensation paid to our Named Executive Officers for services provided to Antero Resources in 2021, please see the Proxy Statement filed by Antero Resources on April 28, 2022.

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Role of Management

The Chief Executive Officer, together with (i) until Mr. Warren retired in April of 2021, our President, and (ii) since Mr. Warren’s retirement, our Senior Vice President—Finance, typically provide recommendations to the Compensation Committee and the AR Compensation Committee regarding the compensation levels for the other Named Executive Officers and for our executive compensation program as a whole. In making their recommendations, the Chief Executive Officer and the President or Senior Vice President—Finance, as applicable, consider each Named Executive Officer’s performance during the year, the Company’s performance during the year, compensation levels of similarly situated executives of companies with which we compete for executive talent, and independent oil and gas company compensation surveys. The Compensation Committee, in joint discussion with the AR Compensation Committee, considers these recommendations when reviewing the performance of, and setting compensation for, the other executive officers.

Role of External Advisors

The Compensation Committee has the authority to retain an independent executive compensation consultant. For 2021, the Compensation Committee retained NFP Compensation Consulting (“NFPCC”), formerly Longnecker & Associates. In compliance with the SEC and NYSE disclosure requirements, the Compensation Committee reviewed the independence of NFPCC under six independence factors. After its review, the Compensation Committee determined that NFPCC was independent.

In 2021, NFPCC:

•	Collected and reviewed all relevant Company information, including our historical compensation data and our organizational structure;
•	With input from management, the Compensation Committee and the AR Compensation Committee, evaluated the peer group of companies to use for executive compensation comparisons and made recommendations regarding modifications;
•	Assessed our compensation program’s position relative to market for our Named Executive Officers and other vice presidents and relative to our stated compensation philosophy;
•	Prepared a report of its analysis, findings and recommendations for our executive compensation program; and
•	Completed other ad hoc assignments, such as helping with the design of incentive arrangements.

NFPCC’s reports were provided to the Compensation Committee and the AR Compensation Committee in 2021 and also used by Messrs. Rady and Warren in making their recommendations to the Compensation Committee and the AR Compensation Committee.

Competitive Peer Analysis

When assessing the soundness of our compensation programs, the Compensation Committee compares the pay practices for our Named Executive Officers against the pay practices of other companies. This process recognizes our philosophy that our compensation practices should be competitive, though marketplace information is only one of the many factors we consider.

Messrs. Rady and Warren, the Compensation Committee and the AR Compensation Committee used market compensation data provided by NFPCC to assess the total compensation levels of our Named Executive Officers relative to market. Market data is developed by comparing each executive officer’s compensation with that of similarly situated officers of companies in the Peer Group (described below) and of E&P companies in general. In determining whether an officer is similarly situated, we consider the specific responsibilities assumed by our executives and executives at other organizations, and give greater weight to Peer Group data if a position appears comparable to the position of one of our Named Executive Officers.

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Peer Group

NFPCC recommended, and after evaluation and discussion the AR Compensation Committee approved, a peer group for use in determining compensation for 2021 of onshore publicly traded oil and gas companies that are reasonably similar to Antero Resources in terms of size and operations. Because aggregate total compensation for our Named Executive Officers is set jointly by both the Compensation Committee and the AR Compensation Committee, a single peer group is used for this joint analysis. Over two-thirds of the compensation our Named Executive Officers receives is for services provided to Antero Resources. As a result, a peer group composed of peer companies of Antero Resources, rather than a peer group composed of our peer companies, is used to establish total target compensation for our Named Executive Officers. The peer group was modified in 2021 to remove each of: Parsley Energy, Inc., which was acquired by Pioneer Natural Resources Company on October 19, 2020; WPX Energy, Inc., which merged with Devon Energy on January 7, 2021; Chesapeake Energy Corporation, which filed for bankruptcy on June 28, 2020; Gulfport Energy Corporation, which filed for bankruptcy on November 13, 2020; Noble Energy, Inc., which was acquired by Chevron Corporation on October 5, 2020, and Oasis Petroleum, Inc., which had lower revenue and market capitalization metrics than us. The following companies were added to the 2021 peer group because they met a majority of the screening metrics, including key items such as revenue level, market capitalization and enterprise value: Ovintiv Inc., PDC Energy, Inc., Matador Resources Company and QEP Resources, Inc. We refer to the following 14 companies as the “Peer Group”:

2021 APPROVED PEER GROUP

Company	Ticker
Cabot Oil and Gas Corporation*	COG
Cimarex Energy Co.*	XEC
CNX Resources Corporation	CNX
Continental Resources, Inc.	CLR
Devon Energy Corporation	DVN
EQT Corporation	EQT
Matador Resources	MTDR
Ovintiv Inc.	OVV
PDC Energy, Inc.	PDCE
QEP Resources, Inc.	QEP
Range Resources Corporation	RRC
SM Energy Company	SM
Southwestern Energy Company	SWN
Whiting Petroleum Corporation	WLL
*	Cabot Oil and Gas Corporation merged with Cimarex Energy Co. on October 1, 2021 to create Coterra Energy Inc., which is currently traded on the New York Stock Exchange under the ticker symbol CTRA.

In addition to referencing the Peer Group companies in structuring our 2021 compensation program, the Compensation Committee reviewed compensation paid by certain other midstream companies to confirm the reasonableness of our compensation program as compared to other companies in our sector, but did not benchmark compensation against this group of companies.

Positioning Versus Market

In determining compensation for 2021, the Compensation Committee and the AR Compensation Committee determined that it was appropriate to target the median of the Peer Group for base salaries, target annual cash incentive awards, and long-term equity-based incentive awards. As noted throughout this Compensation Discussion and Analysis, target compensation is only one of many factors considered by the Compensation Committee and the AR Compensation Committee when setting compensation levels for our Named Executive Officers.

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Elements of Direct Compensation

Our Named Executive Officers’ compensation for 2021 included the key components described below.

Pay Component	Form of Pay	How Amount is Determined	Objective
Base salary	Cash	Market-competitive amount that reflects the executive’s relative skills, responsibilities, experience and contributions	Provide a minimum, fixed level of cash compensation
Annual Incentive Awards	Cash	Free Cash Flow After Dividends, Net Debt / EBITDA Return on Invested Capital and ESG	Encourage short-term financial and operational performance that is aligned with our business strategy and will lead to long-term stockholder value
Long-term incentive awards	Restricted stock units	25% vests on each of the first four anniversaries of grant	Provide a strong retention mechanism; alignment with stockholders since value is tied to stock price

With respect to the compensation attributable to services provided to us by our Named Executive Officers, the components of our Named Executive Officers’ compensation for 2021, calculated based on amounts reported for 2021 in the Summary Compensation Table below, except that target annual incentive levels are used rather than actual 2021 annual incentive award levels, were distributed as follows:

CEO Target Compensation		Other NEOs’ Target Compensation* (average)

	*	Mr. Warren was excluded from this calculation as his partial year compensation was not representative of typical compensation for our President and Secretary.

Base Salaries

Base salaries are designed to provide a minimum, fixed level of cash compensation for services rendered during the year. In addition to providing a base salary that is competitive with salaries paid by other independent oil and gas exploration and production companies, the Compensation Committee, in discussion with the AR Compensation Committee, also considers whether our pay levels appropriately align each Named Executive Officer’s base salary level relative to the base salary levels of our other officers. Our objective is to have base salaries that accurately reflect each officer’s relative skills, experience and contributions to the Company. To that end, annual base salary adjustments are based on a subjective analysis of many individual factors, including:

•	the responsibilities of the officer;
•	the period over which the officer has performed those responsibilities;
•	the scope of, and level of expertise and experience required for the officer’s position;
•	the strategic impact of the officer’s position; and
•	the potential future contribution and demonstrated individual performance of the officer.

In addition to the individual factors listed above, the Compensation Committee, in discussion with the AR Compensation Committee, considers our overall business performance and implementation of Company objectives when determining annual base salaries. While these metrics generally provide context for making salary decisions, base salary decisions do not depend on attainment of specific goals or performance levels, and no specific weighting is given to one factor over another.

Base salaries are reviewed annually, but are not increased if the Compensation Committee, in discussion

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with the AR Compensation Committee, believes that (1) our executives are currently compensated at proper levels in light of Company performance or external market factors, or (2) an increase or addition to other elements of compensation would be more appropriate in light of our stated objectives.

As a result of external market factors, in February 2020, the Compensation Committee determined that no changes should be made to the Named Executive Officers’ base salaries for the 2020 fiscal year. Accordingly, each Named Executive Officer was paid the same base salary in 2020 as he was paid in 2019. Messrs. Rady has not, and prior to his retirement on April 30, 2021, Mr. Warren had not, received an increase in base salary since 2017. In March of 2021, the Compensation Committee and the AR Compensation Committee approved increases in base salary levels for each of the Named Executive Officers in an effort to align their base salary levels roughly with the median base salary levels for similarly situated executives at the Peer Group. The Compensation Committee also took into account the other factors listed above and, as a result, the base salary level for some of the Named Executive Officers was above the median level and for some it was below. The Compensation Committee further increased Mr. Kennedy’s base salary in connection with his appointment as Chief Financial Officer of Antero Resources and Mr. Krueger’s base salary in connection with his appointment as Chief Financial Officer of the Company, in each case, in April 2021 to reflect the increase in responsibility associated with their new positions.

The table below reflects the portion of the base salary for each Named Executive Officer allocated to the Company for 2021. For additional information, see “Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses” above.

Executive Officer	Allocated Base Salary		Percentage Change in Aggregate Base Salary from 2020 to 2021(1)
Paul M. Rady	$287,100		15%
Brendan E. Krueger	$89,900		N/A(2)
Alvyn A. Schopp	$145,000		5%
Michael N. Kennedy	$147,900		28%
W. Patrick Ash	$120,350		14%
Glen C. Warren, Jr.	$65,008	(3)	9%(4)
(1)	The amount of base salary allocated to the Company changes from year to year based on the NEO AM Reimbursement Percentage for that year. As a result, increases or decreases in the amount of base salary allocated to the Company may not indicate an increase or decrease in the executive’s aggregate base salary. This column indicates the increase in aggregate base salary paid to the Named Executive Officers for services provided to both the Company and Antero Resources that was approved by both the Compensation Committee and the AR Compensation Committee.
(2)	Mr. Krueger was not a Named Executive Officer during 2020.
(3)	Represents the portion of the base salary earned by Mr. Warren from January 1, 2021 through April 30, 2021, when he retired from the Company, that was allocated to the Company.
(4)	Represents the percentage change in the base salary for 2020 as compared to the base salary established by the Compensation Committee and the AR Compensation Committee in March of 2021. As a result of Mr. Warren’s retirement, the actual value of the base salary paid to him in 2021 was substantially less than in prior years.

Annual Cash Incentive Awards

Purpose and Operation

Annual cash incentive payments, which we also refer to as cash bonuses, are a key component of each Named Executive Officer’s annual compensation package. With the exception of 2020, the annual incentive plan has historically been based on a balanced scorecard that is used to measure our performance. In 2020, our Compensation Committee chose not to establish performance metrics because it felt that establishing meaningful performance levels for each of the applicable metrics would be impossible given the unprecedented uncertainty surrounding the global COVID-19 pandemic. Instead, the Compensation Committee awarded fully discretionary annual bonuses for 2020. While uncertainty remained at the beginning of 2021, the Compensation Committee felt the market and the energy industry had stabilized sufficiently to return to the structure of our historic bonus program, which we believe motivates our Named Executive Officers to accomplish specific objectives.

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The Compensation Committee, in discussion with the AR Compensation Committee, adopted bonus targets for each of the Named Executive Officers, expressed as a percentage of base salary. The Compensation Committee, in discussion with the AR Compensation Committee, elected to utilize the target bonus levels from 2019 (no target bonus levels were established in 2020) without any increase. This determination was based in large part on our compensation strategy of providing target level incentive compensation opportunities that are competitive with the market median. Mr. Kennedy’s target bonus percentage was increased from 85% to 100% in June of 2021 as a result of his change in position. The bonus targets for our Named Executive Officers for 2021 were as follows:

Executive Officer	Target Bonus (as a % of base salary)
Paul M. Rady	120%
Brendan E. Krueger	80%
Alvyn A. Schopp	85%
Michael N. Kennedy	100%
W. Patrick Ash	85%
Glen C. Warren, Jr.	100%

2021 Performance Metrics

The Compensation Committee modified the maximum payout opportunity from 150% of target, as was the case in 2019 (the most recent year during which target bonus amounts were established), to 200% of target. Our Compensation Committee feels that this increase in the maximum possible payout under the annual incentive plan is consistent with the annual bonus structures in place at the companies in our Peer Group and properly rewards exceptional performance.

Antero Midstream’s 2019 cash incentive program included a Distributable Cash Flow Per Share metric, a common metric utilized among limited partnerships. Since converting from a limited partnership to a C-corporation structure in 2019, Antero Midstream now utilizes Free Cash Flow, a more common metric utilized by C-corporations. Both of these metrics are used primarily as performance metrics to compare cash available to return to shareholders.

This structure is intended to provide payout levels that are consistent with our stockholders’ investment objectives, while remaining competitive with companies with which we compete for executive talent.

In April of 2021 the Compensation Committee selected the following metrics, weightings and performance levels for the 2021 annual cash incentive program.

Selected Metrics   Weighting Threshold Performance (50%)   Target Performance (100%)   Maximum (200%) Performance Score (% of Target) Weighted Score Free Cash Flow after Dividends ($ Millions)    169.3%   42.3% Net Debt/EBITDA 180.4%  54.1% Return on Invested Capital  200%   60% ESG   Qualitative Assessment   115%   17.3% Total   173.7%

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Metric	Definition	Rationale
Free Cash Flow after Dividends	Adjusted EBITDA less interest expense and accrual-based capital expenditures and dividends declared for the year, as presented in the full year earnings press release furnished as exhibit 99.1 to the Form 8-K filed with the SEC on February 16, 2022. Adjusted EBITDA means Net Income plus interest expense, income tax expense, amortization of customer relationships, depreciation expense, impairment expense, loss on asset sale, loss on early extinguishment of debt, accretion of asset retirement obligations, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates, as presented in the full year earnings press release furnished as exhibit 99.1 to the Form 8-K filed with the SEC on February 16, 2022 and our Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 16, 2022.	Generating Free Cash Flow after Dividends is essential to ensure Antero Midstream can internally finance capital investments, support return of capital to shareholders and maintain a strong balance sheet.
Net Debt/EBITDA	Year end 2021 Net Debt divided by 2021 full year adjusted EBITDA. Net Debt is calculated as consolidated total debt, excluding unamortized debt premiums and debt issue costs, less cash and cash equivalents, as presented in the full year earnings press release furnished as exhibit 99.1 to the Form 8-K filed with the SEC on February 16, 2022.	Managing the balance sheet and leverage is essential for efficiently growing the business while maximizing returns to shareholders. Net Debt/EBITDA is a key debt coverage ratio that motivates management to minimize debt relative to cash flow.
Return on Invested Capital (ROIC)	Earnings before interest and taxes (“EBIT”) excluding amortization of customer relationships, impairment expense, loss on asset sale, loss on early extinguishment of debt, and the tax effects of such amounts, divided by average total liabilities and stockholder’s equity, excluding current liabilities, intangible assets and impairment of property and equipment in order to derive an operating asset driven ROIC calculation, as presented in the full year earnings press release furnished as exhibit 99.1 to the Form 8-K filed with the SEC on February 16, 2022.	ROIC is used as a performance metric that measures the efficiency of our capital investments and quality of our earnings. ROIC is a metric that many investors consider when assessing the performance of companies in our sector.
ESG	The Compensation Committee of our Board, with input as appropriate from the ESG Committee, will consider the company’s ESG plan in this assessment, which will include non-financial performance goals to: continue progress towards meeting our 2025 climate goals, demonstrate leading safety performance compared to industry peers, reduce the number of reportable spills, provide a safe environment for our employees and contractors as we navigate the challenges of the Covid-19 pandemic, enhance reporting on company community engagement and relations efforts, conduct a climate risk analysis as required by the Taskforce on Climate-related Financial Disclosures, create an inter-departmental ESG Advisory Council to manage ESG challenges and opportunities throughout the organization, require employee training requirements with respect to the following company policies: Human Labor and Indigenous Rights, Diversity and Inclusion, and Supplier Code of Conduct.	These functions are critical to the success of the business and the execution of our overall strategy. Our people are motivated to work in a safe environment that shows progress toward sustainable environmental goals.
When determining the performance score for the ESG metric the Compensation Committee considered an evaluation by the ESG Committee assessing progress on ESG goals in 2021. The ESG Committee concluded that we exceeded expectations with regard to these goals. As a result, the Compensation Committee awarded a performance score slightly above the target level.

2021 Annual Incentive Program Payouts

The 2021 annual cash bonus amounts reported below reflect the portion of the annual cash bonus for each Named Executive Officer allocated to the Company. For additional information, see “Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses” above. The amounts below are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

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Executive Officer	Percentage of 2021 Target Bonus Paid for 2021 Performance	Allocated 2021 Annual Cash Bonus Payments
Paul M. Rady	173.7%	$598,431
Brendan E. Krueger	173.7%	$124,925
Alvyn A. Schopp	173.7%	$214,085
Michael N. Kennedy	173.7%	$256,902
W. Patrick Ash	173.7%	$177,691
Glen C. Warren, Jr.(1)	n/a	n/a
(1)	No annual cash bonus was paid to Mr. Warren for 2021 as a result of his retirement on April 30, 2021.

Long-Term Incentive Awards

2021 Long-Term Incentive Awards

In 2021, consistent with awards in 2020, the Compensation Committee elected to grant solely restricted stock units to our Named Executive Officers pursuant to the AM LTIP. The Compensation Committee also felt that granting solely restricted stock units communicated the importance of retention to our key employees and is in line with market compensation for midstream companies. The restricted stock units granted to our Named Executive Officers in 2021 vest ratably on the first four anniversaries of the date of grant, subject to continued service.

Target Value of Long-Term Incentive Awards

In 2021, the Compensation Committee, in discussion with the AR Compensation Committee, determined that it was appropriate for the aggregate target value of the equity awards granted to our Named Executive Officers to target the 50th percentile of long-term incentive awards granted to executive officers of the members of our Peer Group. As discussed above under “Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses,” the portion of this target value that was allocated to the Company determined the size of the long-term incentive awards granted to our Named Executive Officers in 2021, as set forth in the table below:

Executive Officer	2021 Allocated Target Long-Term Incentive Value(1)
Paul M. Rady		$4,500,000
Brendan E. Krueger		$500,000
Alvyn A. Schopp		$1,400,000
Michael N. Kennedy		$1,000,000
W. Patrick Ash		$1,000,000
Glen C. Warren, Jr.(2)	$	n/a
(1)	The amounts set forth in this column differ from the amounts set forth under the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2021” below, as these amounts were set by the Compensation Committee and then divided by the closing price on the applicable date of grant to determine the number of restricted stock units and target performance share units to be granted. The amounts set forth under “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2021” below reflect the grant date fair value of the number of restricted stock units and target performance share units granted, as computed in accordance with FASB ASC Topic 718, resulting in a lower value attributable to the grants under those tables.
(2)	Mr. Warren did not receive a grant of performance share units or restricted stock units from the Company in 2021.

The number of restricted stock units granted to our Named Executive Officers in 2020 are described more fully under “Grants of Plan-Based Awards for Fiscal Year 2021” below.

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Other Benefits

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in all of Antero Resources’ employee health and welfare benefit arrangements on the same basis as other employees of Antero Resources (subject to applicable law). These arrangements include medical, dental, vision and disability insurance, as well as health savings accounts.

These benefits are provided to ensure that we and Antero Resources can competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all Antero Resources employees.

Retirement Benefits

Antero Resources maintains an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. Participation in the 401(k) plan is at the discretion of each individual Antero Resources employee, and our Named Executive Officers participate in the plan on the same basis as all other employees. The plan permits Antero Resources to make discretionary matching and non-elective contributions.

During 2021, Antero Resources matched 100% of the first 4% of eligible compensation that employees contributed to the plan. We increased this amount to 6% effective January 1, 2022. These matching contributions are immediately fully vested. As part of our general and administrative expense, we reimbursed Antero Resources for a portion of these matching contributions.

Perquisites and Other Personal Benefits

We believe the total mix of compensation and benefits provided to our Named Executive Officers is currently competitive. Therefore, perquisites do not play a significant role in our Named Executive Officers’ total compensation.

2022 Compensation Decisions

After considering data provided by NFPCC regarding compensation paid to similarly-situated executives at the members of the 2022 peer group, the Compensation Committee and the AR Compensation Committee increased the target pay for our Named Executive Officers for 2022 largely as a result of the following factors:

•	the company’s stock price performance;
•	management of two separate publicly traded companies;
•	increasingly competitive talent market; and
•	improving market conditions.

As always, compensation paid by other members of our peer group is only one of many factors considered by the Compensation Committee and the AR Compensation Committee when setting compensation levels for our Named Executive Officers.

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Base Salaries

In March 2022, after comparing base salary levels to those of similarly situated executives in the 2022 peer group, reviewing the Company’s performance during 2021, and discussing the recommendations of Messrs. Rady and Kennedy and NFPCC, the Compensation Committee approved the following increases to base salary for the Named Executive Officers who continue to serve as executive officers during 2022:

Executive Officer	2021 Allocated Base Salary	2022 Allocated Base Salary(1)	Percentage Increase
Paul M. Rady	$287,100	$377,000	31%
Brendan E. Krueger	$89,900	$133,400	48%
Michael N. Kennedy	$147,900	$191,400	29%
W. Patrick Ash	$120,350	$162,800	40%
(1)	Allocated base salary included here calculated based on the 2021 NEO AM Reimbursement Percentage. The actual percentage of base salary allocated to the Company for 2022 will not be determinable until the 2022 Reimbursement Percentage is calculated following the end of 2022.

Annual Cash Incentive Awards

In April 2022, the Compensation Committee approved an annual incentive plan for the 2022 fiscal year. The 2022 annual incentive plan mirrors the 2021 annual incentive plan. We believe this structure motivates our Named Executive Officers to accomplish specific objectives that are important to our success and sustainable growth.

Long-Term Incentive Awards

The Compensation Committee granted 75% time-based equity awards and 25% performance-based equity awards to our Named Executive Officers in April 2022. These awards are subject to the terms and provisions of the 2020 AM LTIP and the award agreements pursuant to which they were granted. In contrast to prior years, in 2022, the Compensation Committee established the value of the long-term incentive awards that we granted to our Named Executive Officers without regard to the long-term incentive award value granted by Antero Resources to our Named Executive Officers. This change in approach, in combination with the increase in overall target compensation for our Named Executive Officers for 2022 discussed above under “2022 Compensation Decisions,” resulted in an increase in value of these awards for 2022 as compared to 2021.

Other Matters

Employment, Severance or Change-in-Control Agreements

We do not maintain any employment, severance or change-in-control agreements with any of our Named Executive Officers.

As discussed below under “Potential Payments Upon a Termination or a Change in Control,” each of Messrs. Rady, Schopp, Kennedy and Ash would be entitled to receive accelerated vesting of his performance share units and restricted stock units that remain unvested upon his termination of employment with us under certain circumstances or upon the occurrence of certain corporate events. A description of the treatment of Mr. Warren’s outstanding awards in connection with his retirement on April 30, 2021 are also discussed in the same section.

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Stock Ownership Guidelines

Following the closing of the Simplification Transactions, we adopted stock ownership guidelines, pursuant to which our executive officers are required to own a minimum number of shares of our common stock within five years of becoming an executive officer or five years after adoption of the policy, whichever is later. In particular, each of our executive officers is required to own shares of our common stock having an aggregate fair market value equal to at least a designated multiple of the executive officer’s base salary. The guidelines for executive officers are set forth in the table below.

Officer Level	Ownership Guideline
Chief Executive Officer, President, and Chief Financial Officer	5x annual base salary
Vice President	3x annual base salary
Other Officers (if applicable)	1x annual base salary

Compliance with these guidelines is measured as of June 30 of each year. If an individual covered by the ownership guidelines satisfies the guidelines on a prior determination date, a subsequent decrease in our stock price will not cause that executive to be out of compliance on a later determination date. As of June 30, 2021, less than five years had passed since adoption of the policy and, as a result, each of our Named Executive Officers had time remaining to achieve the requisite ownership levels.

Tax and Accounting Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally imposes a $1 million limit on the amount of compensation paid to “covered employees” (as defined in Section 162(m)) that a public corporation may deduct for federal income tax purposes in any year. The “Tax Cuts and Jobs Act,” enacted in 2017, repealed the performance-based compensation exception to the Section 162(m) deduction limitation for tax years beginning after December 31, 2017. In addition, the Tax Cuts and Jobs Act generally expanded the scope of who is considered a “covered employee.” With these changes, compensation paid to certain of our executives will be subject to the $1 million per year deduction limitation imposed by Section 162(m). While we will continue to monitor our compensation programs in light of the deduction limitation imposed by Section 162(m), our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders. As a result, we have not adopted a policy requiring that all compensation be fully deductible. The Compensation Committee may conclude that paying compensation at levels in excess of the limits under Section 162(m) is in the best interests of the Company and our stockholders. It is likely that the Company will not be able to deduct for federal income tax purposes a portion of the compensation paid to our Named Executive Officers in 2020.

Many other Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. Our goal is to create and maintain compensation arrangements that are efficient, effective and in full compliance with these requirements.

Risk Assessment

We have reviewed our compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on our Company. In connection with this risk assessment, we reviewed the design of our compensation and benefits program and related policies and determined that certain features of our programs and corporate governance generally help mitigate risk. Among the factors considered were the mix of cash and equity compensation, the balance between short- and long-term objectives of our incentive compensation, the degree to which programs provide for discretion to determine payout amounts, and our general governance structure.

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Our Compensation Committee believes that evaluating overall business performance and implementing Company objectives assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk-management practices.

•	The Compensation Committee believes our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the risk of excessive risk-taking in the short term.
•	The metrics that determine ultimate value awarded under our incentive compensation programs are associated with total Company value. We do not believe these metrics create pressure to meet specific financial or individual performance goals.
•	The multi-year vesting of our equity awards discourages excessive risk-taking and undue focus on short-term gains that may not be sustainable.

Due to the foregoing program features, the Compensation Committee concluded that our compensation policies and practices for all employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on the Company.

Tally Sheets

The Compensation Committee and the AR Compensation Committee use tally sheets as a reference in reviewing and establishing our Named Executive Officers’ compensation. The tally sheets provide a holistic view of all material elements of our Named Executive Officers’ compensation, including base salary, annual cash incentive awards, long-term equity incentive awards and indirect compensation such as perquisites and retirement benefits, including the portions of such compensation that are paid for services provided to Antero Resources. Tally sheets also demonstrate the amounts each executive could potentially receive under various termination and change in control scenarios, and include a summary of all shares beneficially owned.

Hedging and Pledging Prohibitions

Our Insider Trading Policy prohibits our Named Executive Officers from engaging in speculative transactions involving our common stock, including buying or selling puts or calls, short sales, purchasing securities on margin, or otherwise hedging the risk of ownership of such securities. The Insider Trading Policy also prohibits our Named Executive Officers from pledging shares of such securities as collateral.

Clawback Policy

We have adopted a general clawback policy covering long-term incentive award plans and arrangements. The clawback policy applies to our current Named Executive Officers as well as certain of our former Named Executive Officers. Generally, recoupment of compensation would be triggered under the policy in the event of a financial restatement caused by fraud or intentional misconduct. In the event of such misconduct, we may recoup performance-based equity compensation that was granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure during the period in which such misconduct took place. The clawback policy gives the policy administrator discretion to determine whether a clawback of compensation should be initiated in any given case, as well as the discretion to make other determinations, including whether a covered individual’s conduct meets a specified standard, the amount of compensation to be clawed back, and the form of reimbursement.

In order to comply with applicable law, the clawback policy may be updated or modified once the SEC adopts final clawback rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In addition, the AM LTIP generally provides that, to the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Compensation Committee, all awards under the AM LTIP are subject to the provisions of any clawback policy the Company implements.

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Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Board of Directors has determined that the Compensation Discussion and Analysis should be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee Members*: David H. Keyte, Chairman W. Howard Keenan, Jr. Peter A. Dea

*	Includes all members of the Compensation Committee as of the time the Compensation Committee Report was approved for inclusion in this Proxy Statement.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2021, 2020, and 2019. The table reflects only the portion of the compensation earned by our Named Executive Officers attributable to their services to the Company, and does not include compensation earned for services provided to Antero Resources or its subsidiaries. See above under “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses” for further discussion of the allocation methodology used.

Name and Principal Position	Year	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Paul M. Rady (Chairman of the Board of Directors, Chief Executive Officer and President)	2021	287,100		—	4,499,995	—	598,431	3,364	5,388,890
	2020	233,805		322,651	2,131,200	—	—	3,883	2,691,539
	2019	238,095		—	2,690,973	15,200,000	272,335	4,662	18,406,065	(3)
Brendan E. Krueger(6) (Chief Financial Officer, Treasurer and Vice President)	2021	89,900		—	499,998	—	124,925	3,364	718,187

Alvyn A. Schopp (Chief Administrative Officer and Regional Sr. Vice President)	2021	145,000		1,000,000	1,399,993	—	214,085	3,364	2,762,442
	2020	129,438		126,525	3,333,339	—	—	3,883	3,593,185
	2019	130,423		—	550,429	—	117,806	4,662	803,320
Michael N. Kennedy(7) (Director and Sr. Vice President—Finance)	2021	147,900		177,778	999,995	—	256,902	3,364	1,585,939
	2020	109,000		106,547	2,133,338	—	—	3,883	2,352,768
	2019	110,364		—	795,057	1,266,350	99,205	4,662	2,275,638	(3)
W. Patrick Ash (Sr. Vice President—Reserves, Planning & Midstream)	2021	120,350		111,111	999,995	—	177,691	3,364	1,412,511
	2020	99,463		97,225	1,666,670	—	—	3,883	1,867,241
	2019	96,993		—	199,996	—	85,200	4,662	386,851
Glen C. Warren, Jr.(8) (Former Director, President and Secretary)	2021	90,625	(1)	—	—	—	—	3,364	93,989
	2020	175,763		215,112	852,480	—	—	3,883	1,247,238
	2019	178,988		—	1,100,860	10,133,650	170,663	4,662	11,588,823	(3)
(1)	The amount reported in this column for Mr. Warren includes the Company’s allocated portion of his base salary for 2021, as well as the value of his accrued but unused paid time off allocable to the Company, $23,423, which was paid to Mr. Warren upon his April 30, 2021 retirement.
(2)	The amounts reported in this column for 2021 for Messrs. Kennedy, Schopp and Ash reflect the portion of the special cash retention awards granted to such Named Executive Officers during 2020 that vested and were paid out in 2021. The annual incentive program implemented in 2021 is intended to incentivize our Named Executive Officers to achieve specific performance goals throughout the year, and, as a result, such amounts earned under the annual incentive program for 2021 are reported in the “Non-Equity Incentive Plan Compensation” column, rather than the “Bonus” column.
(3)	The amounts in this column represent the grant date fair value of restricted stock unit awards granted to the Named Executive Officers in 2021 pursuant to the AM LTIP, each as computed in accordance with FASB ASC Topic 718. See Note 12 to our consolidated financial statements on Form 10-K for the year ended December 31, 2021, for additional detail regarding assumptions underlying the value of these equity awards.
(4)	The unvested Series B Units in Antero IDR Holdings LLC (“IDR LLC”), originally granted in December 2016 and January 2017 prior to the initial public offering of Antero Midstream GP LP, our predecessor entity, were exchanged for restricted shares on March 12, 2019 in connection with the Simplification Transactions, which were approved by an overwhelming majority of the common shares held by disinterested stockholders of Antero Midstream GP LP and an overwhelming majority of the common units held by disinterested unitholders of Antero Midstream GP LP. The exchange of the unvested Series B Units (the “Series B Exchange”) resulted in an accounting modification under FASB ASC Topic 718, and the amounts in the “Option Awards” column for 2019, which are also included in the “Total” column for 2019, represent the incremental fair value of the modification as computed in accordance with FASB ASC Topic 718. Excluding the incremental fair value of the modification for accounting purposes, the total compensation of the Named Executive Officers for 2019 would instead be $3,206,065 for Mr. Rady, $1,009,288 for Mr. Kennedy and $1,455,173 for Mr. Warren. Absent the Simplification Transactions and the Series B Exchange, no value relating to the Series B Units in IDR LLC would be included in this column for 2019. See Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for additional detail regarding assumptions underlying the value of unvested Series B Units in IDR LLC.

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(5)	The amounts in this column represent the amount of the Company’s allocated portion of Antero Resource’s 401(k) match for fiscal 2021 for each participating Named Executive Officer.
(6)	Effective upon Mr. Warren’s retirement on April 30, 2021, Mr. Kreuger was appointed Chief Financial Officer, Treasurer and Vice President of the Company.
(7)	Effective upon Mr. Warren’s retirement on April 30, 2021, Mr. Kennedy was appointed as a Director and ceased to serve as the Company’s Chief Financial Officer.
(8)	Mr. Warren retired as President and Secretary of the Company and as a member of the Board effective as of April 30, 2021.

Grants of Plan-Based Awards for Fiscal Year 2021

The table below sets forth the awards granted to our Named Executive Officers during 2021, including awards under the 2021 annual cash incentive plan and restricted stock unit awards granted under the AM LTIP.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Paul M. Rady		172,260	344,520	689,040
RSUs(4)	4/15/21				516,647	4,499,995
Brendan E. Krueger		35,960	71,920	143,840
RSUs(4)	4/15/21				57,405	499,998
Alvyn A. Schopp		61,625	123,250	246,500
RSUs(4)	4/15/21				160,734	1,399,993
Michael N. Kennedy		73,950	147,900	295,800
RSUs(4)	4/15/21				114,810	999,995
W. Patrick Ash		51,149	102,298	204,595
RSUs(4)	4/15/21				114,810	999,995
Glen C. Warren, Jr.		101,500	203,000	406,000	—	—
(1)	These columns reflect the threshold, target and maximum amount that may be earned under our 2021 annual cash incentive plan. Mr. Kennedy’s target annual cash incentive payment was revised to 100% of base salary in June 2021 in connection with his promotion to Chief Financial Officer and was not prorated for the 2021 calendar year.
(2)	This column reflects the number of restricted stock unit awards granted to each Named Executive Officer (other than Mr. Warren) in 2021.
(3)	The amounts in this column represent the grant date fair value of restricted stock unit awards granted to the Named Executive Officers (other than Mr. Warren) pursuant to the AM LTIP, as computed in accordance with FASB ASC Topic 718. See Note 12 to our consolidated financial statements on Form 10-K for the year ended December 31, 2021, for additional detail regarding assumptions underlying the value of these equity awards.
(4)	The restricted stock units granted to the Named Executive Officers (other than Mr. Warren) are subject to ratable vesting on the first four anniversaries of April 15, 2021, in each case, subject to such Named Executive Officer’s continued employment through such date.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards for Fiscal Year 2021 table.

Restricted Stock Units

The Compensation Committee granted restricted stock unit awards to each of our Named Executive Officers (other than Mr. Warren) in 2021. The restricted stock units vest over a four-year period, if such employees remain continuously employed by us from the grant date through the applicable vesting date. The potential acceleration and forfeiture events related to these restricted stock units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information concerning equity awards granted by the Company to our Named Executive Officers that had not vested as of December 31, 2021.

	Stock Awards
Name	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(1)
Paul M. Rady
Restricted Stock Units(2)	988,357	9,567,296
Brendan E. Krueger
Restricted Stock Units(2)	104,186	1,008,520
Alvyn A. Schopp
Restricted Stock Units(2)	315,561	3,054,630
Michael N. Kennedy
Restricted Stock Units(2)	368,630	3,568,338
W. Patrick Ash
Restricted Stock Units(2)	278,322	2,694,157
Glen C. Warren, Jr.
Restricted Stock Units(2)	—	—
(1)	The amounts reflected in this column represent the market value of our common stock underlying the unvested restricted stock unit awards (and Messrs. Rady, Schopp and Kennedy, performance share units for which performance has been achieved but which remain subject to time-based vesting conditions, as described in Note 2 below) held by the Named Executive Officers, computed based on the closing price of our common stock on December 31, 2021, which was $9.68 per share.
(2)	Except as otherwise provided in the applicable award agreement, with respect to the amounts reported in these rows (i) the restricted stock unit awards reflecting converted phantom units that were granted to Mr. Ash in 2018 vested on January 15, 2022, (ii) the restricted stock units awards granted in 2019 vested or will vest ratably on April 15 of each of 2022 and 2023, (iii) the restricted stock unit awards granted to Messrs. Rady and Warren in 2020 vested or will vest ratably on April 15 of each of 2022, 2023 and 2024, (iv) 25% of the unvested restricted stock unit award granted to Mr. Schopp in 2020 vested on January 20, 2022, (v) the restricted stock unit awards granted to Messrs. Kennedy and Ash in 2020 vested or will vest ratably on January 20 of each of 2022 and 2023, and (vi) the restricted stock unit awards granted to each of the Named Executive Officers (other than Mr. Warren) in 2021 vested or will vest ratably on April 15 of each of 2022, 2023, 2024 and 2025, in each case, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date. The performance goals applicable to the performance share units granted to Messrs. Rady, Schopp and Kennedy in 2019 were achieved at the maximum level on December 31, 2021, but the Named Executive Officers must remain employed through April 15, 2022 for such awards to vest and be settled, so such awards have also been included as restricted stock units for purposes of this table.

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Option Exercises and Stock Vested in Fiscal Year 2021

The following table provides information concerning equity awards that vested or were exercised by our Named Executive Officers during the 2021 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Paul M. Rady	—	—	144,748	1,179,696
Brendan E. Krueger	—	—	19,797	161,346
Alvyn A. Schopp	—	—	357,375	2,861,961
Michael N. Kennedy	—	—	112,056	829,769
W. Patrick Ash	—	—	83,246	611,741
Glen C. Warren, Jr.	—	—	109,203	945,513
(1)	This column reflects the (i) number of restricted stock units held by each Named Executive Officer that vested during the 2021 fiscal year and (ii) for Mr. Warren, the number of performance share units that vested on December 31, 2021, at the end of the applicable performance period, based on actual performance over that period, which was maximum. Although performance was achieved for the 2019 performance share units as of December 31, 2021, continued employment is required for all of the Named Executive Officers other than Mr. Warren through April 15, 2022 in order for such awards to vest. As a result, such awards did not vest until April 15, 2022 and no performance share unit awards held by any Named Executive Officer other than Mr. Warren vested during the 2021 fiscal year.
(2)	The amounts reflected in this column represent the aggregate market value realized by each Named Executive Officer upon vesting of the restricted stock unit awards held by such Named Executive Officer, computed based on the adjusted closing price of our common stock on the applicable vesting date.

Pension Benefits

We do not provide pension benefits to our employees.

Nonqualified Deferred Compensation

We do not provide nonqualified deferred compensation benefits to our employees.

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Potential Payments Upon Termination or Change in Control

Restricted Stock Units and Performance Share Units

Any unvested restricted stock units and cash retention awards subject to time-based vesting criteria granted to our Named Executive Officers under the AM LTIP will become immediately fully vested if the applicable Named Executive Officer’s employment with us terminates due to his death or “disability” or in the event of a “change in control” (as such terms are defined in the AM LTIP). For performance share unit awards granted in 2019, any continued employment conditions will be deemed satisfied on the earlier of (i) December 31, 2021 and (ii) the date of the applicable Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” the performance period will end as of such date and such performance share unit awards will be settled based on the actual level of performance achieved as of such date.

In addition, any continued employment conditions will be deemed satisfied for a prorated portion of any performance share units granted in 2019 on the date of a Named Executive Officer’s termination of employment for any reason other than for “cause” that occurs after April 15, 2020, and prior to April 15, 2022, based on the number of completed 12-month periods from the date of grant through the date of termination. Such prorated portion will remain outstanding and eligible to vest at the end of the applicable performance period based on the actual level of performance achieved as of such date.

For purposes of these awards, a Named Executive Officer will be considered to have incurred a “disability” if the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

For purposes of these awards, a “change in control” generally means the occurrence of any of the following events:

•	A person or group of persons acquires beneficial ownership of 50% or more of either (a) the outstanding shares of our common stock or (b) the combined voting power of our voting securities entitled to vote in the election of directors, in each case with the exception of (i) any acquisition directly from us, (ii) any acquisition by us or any of our subsidiaries, or (iii) any acquisition by any employee benefit plan sponsored or maintained by us or any entity controlled by us;
•	The incumbent members of the Board cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director who is approved by a vote of at least two-thirds of the incumbent members of the Board shall be considered an incumbent member of the Board for these purposes;
•	The consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) our outstanding common stock immediately prior to such Business Combination represents more than 50% of the outstanding common equity interests and the outstanding voting securities entitled to vote in the election of directors of the surviving entity, (B) no person or group of persons beneficially owns 20% or more of the common equity interests of the surviving entity or the combined voting power of the voting securities entitled to vote generally in the election of directors of such surviving entity, and (C) at least a majority of the members of the board of directors of the surviving entity were members of the incumbent Board at the time of the execution of the initial agreement or corporate action providing for such Business Combination; or
•	Approval by our stockholders of a complete liquidation or dissolution of the Company.

For purposes of the 2019 performance share unit awards, “cause” shall mean a finding by the Compensation Committee of the executive’s: (i) final conviction of, or plea of nolo contendere to, a crime that constitutes a felony (or state law equivalent); (ii) gross negligence or willful misconduct in the performance of the executive’s duties that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates; (iii) willful failure without proper legal reason to perform the executive’s duties; or (iv) a material breach of any material provision of the applicable award agreement or any other written agreement or corporate policy or code of conduct established by us or any of our affiliates that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates.

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Quantification of Benefits

The following table summarizes the compensation and other benefits that would have become payable to each Named Executive Officer assuming such Named Executive Officer was terminated either (i) as a result of his death or disability or (ii) for any reason other than cause or a change in control of the Company, in each case, on December 31, 2021. The restricted stock units and performance share units represent a direct interest in shares of our common stock, which had a closing price on December 31, 2021, of $9.68 per share.

Name	Cash Retention Awards ($)	Restricted Stock Units ($)	Performance Share Units ($)		Total ($)
Paul M. Rady
Death; Disability	N/A	8,063,334	1,503,962	(1)	9,567,296
Termination Other Than For Cause	N/A	N/A	1,002,641	(2)	1,002,641
Change in Control	N/A	8,063,334	1,503,962	(3)	9,567,296
Brendan E. Krueger
Death; Disability	N/A	1,008,520	N/A		1,008,520
Termination Other Than For Cause	N/A	N/A	N/A		N/A
Change in Control	N/A	1,008,520	N/A		1,008,520
Alvyn A. Schopp
Death; Disability	333,333	2,747,000	307,630	(1)	3,387,963
Termination Other Than For Cause	N/A	N/A	205,087	(2)	205,087
Change in Control	333,333	2,747,000	307,630	(3)	3,387,963
Michael N. Kennedy
Death; Disability	355,555	3,123,988	444,351	(1)	3,923,894
Termination Other Than For Cause	N/A	N/A	296,234	(2)	296,234
Change in Control	355,555	3,123,988	444,351	(3)	3,923,894
W. Patrick Ash
Death; Disability	222,222	2,694,157	N/A		2,916,379
Termination Other Than For Cause	N/A	N/A	N/A		N/A
Change in Control	222,222	2,694,157	N/A		2,916,379
(1)	Acceleration of the performance share unit awards granted in 2019 is based upon actual performance as of the date of the termination of employment as a result of the Named Executive Officer’s death or disability. As of December 31, 2021, actual performance was at maximum, so the value reflected in this column represents settlement at each award’s maximum value.
(2)	Upon a Named Executive Officer’s termination other than for cause on December 31, 2021, two-thirds of the performance share units granted on April 15, 2019 would vest based on actual performance achieved as of December 31, 2021, the last day of the applicable performance period. As of December 31, 2021, actual performance was at maximum, so the value reflected in this column represents two-thirds of each award’s maximum value.
(3)	Acceleration of the performance share unit awards granted in 2019 is based upon actual performance as of the date of the change in control. As of December 31, 2021, actual performance was at maximum, so the value reflected in this column represents settlement at each award’s maximum value.

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Warren Retirement

On April 30, 2021 (the “Warren Retirement Date”), Mr. Warren retired from his position as President and Secretary of the Company. Mr. Warren did not enter into a separation agreement with the Company and did not receive any additional payments or benefits in connection with his retirement, other than the accelerated vesting of a portion of his outstanding equity awards in accordance with the terms of the AM LTIP and the applicable award agreements thereunder. Pursuant to the terms of the AM LTIP and the applicable award agreements, none of Mr. Warren’s restricted stock unit awards vested in connection with his retirement, but 21,186 of the performance share units granted to Mr. Warren on April 15, 2019 remained outstanding following the Warren Retirement Date, subject to achievement of the applicable performance goals through the remainder of the performance period ending December 31, 2021. The service component of these awards was deemed to be met on Mr. Warren’s retirement. Such performance share units were subsequently earned as of December 31, 2021 based on actual performance achieved, which was maximum, providing Mr. Warren with approximately a $410,171 benefit based on the closing price of our common stock on December 31, 2021 of $9.68 per share. These awards will be settled at the same time as all other performance share units granted on April 15, 2019. All other unvested equity awards held by Mr. Warren were forfeited for zero consideration upon his retirement.

Equity Compensation Plan Information

The following table sets forth information about securities that may be issued under the existing equity compensation plans of the Company as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted – average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Antero Midstream Corporation Long Term Incentive Plan(2)	3,689,903	N/A	(3)	10,049,306
Equity compensation plans not approved by security holders	—	—		—
TOTAL	3,689,903	—		10,049,306
(1)	This column reflects the maximum number of shares of our common stock subject to performance share unit awards and the number of shares of our common stock subject to restricted stock unit awards and options granted under the AM LTIP, outstanding and unvested as of December 31, 2021. Because the number of shares of common stock to be issued upon settlement of outstanding performance share unit awards is subject to performance conditions, the number of shares of common stock actually issued may be substantially less than the number reflected in this column.
(2)	The AM LTIP was approved by our stockholders in connection with the approval of the Simplification Transactions at the special meeting of Antero Midstream GP LP and Antero Midstream Partners LP in March 2019.
(3)	Only restricted stock units and performance share units have been granted under the AM LTIP; there is no weighted average exercise price associated with these awards.

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Chief Executive Officer Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees to the annual total compensation of our Chief Executive Officer, Mr. Rady. For 2021, the median of the annual total compensation of all Company employees (other than our Chief Executive Officer), calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, was $31,393, and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $5,388,890.

Based on this information, for 2021, the ratio of the annual total compensation of Mr. Rady to the median of the annual total compensation of all of our employees was 172 to 1.

Methodology and Assumptions

We selected December 31, 2021, as the date on which to determine our employee population for purposes of identifying the median of the annual total compensation of all of our employees (other than the Chief Executive Officer) because it was efficient to collect payroll data and other necessary information as of that date. As of December 31, 2021, our employee population consisted of 513 individuals, including all individuals employed by the Company or any of its consolidated subsidiaries, whether as full-time, part-time, seasonal or temporary workers. This population does not include independent contractors. All of our employees are located in the United States.

In identifying our median employee in 2021, we used the annual total compensation as reported in Box 1 of each employee’s Form W-2 for 2021 provided to the Internal Revenue Service, minus the amount of each employee’s compensation that we did not reimburse Antero Resources for, calculated using the same methodology used to determine the 2021 NEO AM Reimbursement Percentage, as described above under “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses.” We believe this methodology provides a reasonable basis for determining the allocated portion of each employee’s total annual compensation, and is an economical method of evaluating the total annual compensation of our employees and identifying our median employee. For the 59 employees hired during 2021, we utilized the annual total compensation reported on each such employee’s Form W-2 for 2020 without annualization adjustments, less the amount of such employee’s compensation that we did not reimburse Antero Resources for. No cost-of-living adjustments were made in identifying our median employee, as all of our employees (including our Chief Executive Officer) are located in the United States. This calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2021, to identify our median employee in 2021. After we identified our median employee, we calculated each element of our median employee’s annual compensation for 2021 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K using the allocation methodology described above, which resulted in annual total compensation of $31,393. The difference between our median employee’s total compensation reported on Form W-2 and our median employee’s annual total compensation calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K was $3,584. This amount reflects the Company’s 401(k) match and non-cash imputed earnings offset by benefits deductible from gross income. Similarly, the 2020 annual total compensation of our Chief Executive Officer was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 28, 2022, by:

•	each of our Named Executive Officers;
•	each of our directors and nominees;
•	all of our directors, director nominees and executive officers as a group; and
•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Except as otherwise noted, the persons or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, officers or more than 5% stockholders, as the case may be. Unless otherwise noted, the mailing address of each person or entity named in the table is 1615 Wynkoop Street, Denver, Colorado, 80202.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
Antero Resources(1)	139,042,345	29.07%
The Vanguard Group, Inc.(2)	31,049,765	6.49%
Invesco Ltd.(3)	31,346,762	6.55%
BlackRock, Inc.(4)	30,173,928	6.31%
Paul M. Rady(5)	2,464,923	*
Glen C. Warren, Jr.(6)	10,848,730	2.27%
Peter A. Dea	56,438	*
W. Howard Keenan, Jr.(7)	114,555	*
David H. Keyte	49,587	*
Brooks J. Klimley	60,068	*
Janine J. McArdle	32,103	*
John C. Mollenkopf	63,430	*
Rose M. Robeson	61,571	*
W. Patrick Ash(8)	114,410	*
Michael N. Kennedy(9)	740,382	*
Alvyn A. Schopp(10)	1,663,271	*
Brendan E. Krueger (11)	73,903	*
Directors and executive officers as a group (12 persons)	3,846,721	*
*	Less than one percent.
(1)	Based upon its Schedule 13D/A filed on May 6, 2020. Includes 107,000,001 shares of common stock held by Antero Subsidiary Holdings LLC (“AR Sub”). Antero Resources owns 100% of the limited liability company interests in AR Sub. Because AR Sub is a party to the Stockholders’ Agreement with Messrs. Rady and Warren, AR Sub and Messrs. Rady and Warren may be deemed to have formed a Section 13(d) group. If such persons are deemed to have formed a Section 13(d) group, such group may be deemed to beneficially own an aggregate of 152,475,150 shares of common stock for purposes of Rule 13d-3 under the Exchange Act. The number of shares of common stock shown in the table above as beneficially owned by Antero Resources excludes shares of common stock owned by Messrs. Rady and Warren. Antero Resources and AR Sub disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein.
(2)	Based upon its Schedule 13G/A filed on February 9, 2022, with the SEC, The Vanguard Group, Inc. has a mailing address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)	Based solely upon a Schedule 13G/A filed by Invesco Ltd. on February 9, 2022. The principal address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. Invesco Ltd., a Bermuda corporation, is the parent company of Invesco Advisers, Inc., Invesco Investment Advisers, LLC and Invesco Capital Management LLC, each an investment adviser, and Invesco Ltd. may be deemed to beneficially own the shares held by these investment advisers.

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(4)	Based solely upon a Schedule 13G/A filed by BlackRock, Inc. on February 3, 2022. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055. The registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc. (or wholly owned subsidiaries of such funds and accounts). BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts (or the wholly owned subsidiaries of such funds and accounts) which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts (or such wholly owned subsidiaries). The address of such funds and accounts (and such wholly owned subsidiaries), such investment adviser subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055.
(5)	Includes 1,180,821 shares of common stock held by Mockingbird Investment, LLC (“Mockingbird”). Mr. Rady owns a 3.68% limited liability company interest in Mockingbird, and a trust under his control owns the remaining 96.32%. Mr. Rady disclaims beneficial ownership of all securities held by Mockingbird except to the extent of his pecuniary interest therein. Does not include 1,223,555 shares of common stock that remain subject to vesting. Further, as a result of the Stockholders’ Agreement, AR Sub and Messrs. Rady and Warren may be deemed to have formed a Section 13(d) group. If such persons are deemed to have formed a Section 13(d) group, such group may be deemed to beneficially own an aggregate of 13,313,653 shares of common stock for the purpose of Rule 13d-3 under the Exchange Act. The number of shares of common stock shown in the table above as beneficially owned by Mr. Rady excludes shares of common stock owned by AR Sub and Mr. Warren. Mr. Rady disclaims beneficial ownership of these shares of common stock except to the extent of his pecuniary interest therein.
(6)	Mr. Warren retired effective April 30, 2021. The amount reported Is based on a Form 4 filed by Mr. Warren on April 22, 2021, the settlement of certain outstanding equity awards and the forfeiture of certain shares to pay taxes on settled shares.
(7)	Has a mailing address of 410 Park Avenue, 19th Floor, New York, New York 10022. Mr. Keenan is a member and manager of the direct or indirect general partner of each of Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P., which own 636,384 shares of common stock and 982,006 shares of common stock, respectively. Mr. Keenan does not have sole or shared voting or investment power within the meaning of Rule 13d-3 under the Exchange Act with respect to the shares of common stock held by such investment funds and disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(8)	Does not include 339,246 shares of common stock that remain subject to vesting.
(9)	Does not include 406,156 shares of common stock that remain subject to vesting.
(10)	Does not include 283,781 shares of common stock that remain subject to vesting.
(11)	Does not include 203,527 shares of common stock that remain subject to vesting.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors and Section 16 officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. We assist our directors and executive officers in making their Section 16(a) filings, pursuant to powers of attorney granted by our insiders, based on information obtained from them and our records.

DELINQUENT SECTION 16(A) REPORTS

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Antero Midstream during 2021, including those reports we have filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no person subject to Section 16 of the Exchange Act failed to file on a timely basis during 2021.

RELATED PERSON TRANSACTIONS

General

The Audit Committee is charged with reviewing the material facts of related person transactions that do not involve Antero Resources or its subsidiaries (other than the Company and its subsidiaries). The Board, or, if so delegated by the Board, the Conflicts Committee, is charged with reviewing the material facts of related person transactions involving Antero Resources and its subsidiaries (other than the Company and its subsidiaries). The Audit Committee, the Board, or the Conflicts Committee, as applicable, either approves or disapproves of Antero Midstream’s participation in such transactions under Antero Midstream’s Related Persons Transaction Policy adopted by the Board (“RPT Policy”), which pre-approves certain transactions that are not deemed to be related person transactions pursuant to Item 404 of Regulation S-K.

The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to establish guidelines for Antero Midstream to participate in any ongoing related person transaction.

For all related person transactions during 2021 that were required to be reported in “Related Persons Transactions,” the procedures described above were followed unless the RPT Policy did not require review, approval or ratification of the transaction. References in this section to “Antero Midstream,” “we,” “us,” “our” or like terms refer to Antero Midstream Corporation and its consolidated subsidiaries.

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Agreements with Antero Resources

Stockholders’ Agreement

On October 9, 2018, concurrently with the execution of the Simplification Agreement, dated as of October 9, 2018 (the “Simplification Agreement”), by and among Antero Resources, Antero Midstream (f/k/a Antero Midstream GP LP), Antero Midstream Partners LP (“Antero Midstream Partners”) and certain of their affiliates (the “Simplification Agreement”), certain affiliates of Warburg Pincus LLC and Yorktown Partners LLC (collectively, the “Sponsor Holders”); Antero Midstream GP LP; AR Sub, a wholly owned subsidiary of Antero Resources; and Paul M. Rady, Glen C. Warren, Jr. and certain of their respective affiliates (collectively, the “Management Stockholders”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), which became effective as of the Closing and which governs certain rights and obligations of the parties following the consummation of the Simplification Transactions. The Sponsor Holders and the Management Stockholders no longer have rights under the Stockholders’ Agreement because they no longer hold the requisite number of shares of Antero Midstream Common Stock.

Under the Stockholders’ Agreement, and subject to additional limitations in the event of a Fundamental Change (as defined in the Stockholders’ Agreement), AR Sub is entitled to designate two directors, who initially were Mr. Rady and Mr. Warren, for nomination and election to the Board for so long as, together with its affiliates, AR Sub owns an amount of shares equal to at least 8% of the qualifying Antero Midstream Common Stock and one director so long as it owns an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock. On April 30, 2021, Mr. Warren retired from the Board and, in connection with his retirement, AR Sub designated Michael N. Kennedy as its replacement director to serve on the Board to fill the resulting vacancy. Mr. Kennedy also stood for election at the 2021 annual meeting as AR Sub’s director nominee.

The Sponsor Holders and the Management Stockholders were previously entitled to certain director designation rights, but they no longer hold the requisite amount of Antero Midstream Common Stock. Notwithstanding the foregoing, upon the occurrence of a Fundamental Change, AR Sub will be entitled to designate one director so long as it owns an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock.

Pursuant to the Stockholders’ Agreement, AR Sub agreed to vote all of its shares of Antero Midstream Common Stock, at AR Sub’s election, either (i) in favor of any other nominees nominated by the Nominating & Governance Committee of the Board or (ii) in proportion to the votes cast by the public stockholders of Antero Midstream in favor of such nominees. In calculating the 8% and 5% ownership thresholds for purposes of the Stockholders’ Agreement, qualifying Antero Midstream Common Stock is determined by dividing the Antero Midstream Common Stock ownership for AR Sub as of the applicable measurement date by (i) the total number of outstanding shares of Antero Midstream Common Stock at the Closing or (ii) the total number of outstanding shares on the applicable measurement date, whichever is less. Pursuant to the terms of the Stockholders’ Agreement, no more than 45% of the shares of Antero Midstream Common Stock outstanding as of closing of the Simplification Transactions will be subject to the obligations of the Stockholders’ Agreement.

In addition, under the Stockholders’ Agreement, for so long as AR Sub has the right to designate at least one director, if Mr. Rady is an executive officer of Antero Resources, he shall serve as Chief Executive Officer at Antero Midstream and (ii) Mr. Rady shall be subject to removal from such officer positions at Antero Midstream only for cause. For so long as Mr. Rady is a member of the Board and is an executive officer of Antero Resources and/ or Antero Midstream, the parties have agreed that he shall serve as Chairman of the Board, subject to his removal as Chief Executive Officer of Antero Midstream for cause. The Stockholders’ Agreement terminates as to each stockholder upon the time at which such stockholder no longer has the right to designate an individual for nomination to the Board pursuant to the Stockholders’ Agreement.

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Registration Rights Agreement

Antero Midstream entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 12, 2019, with Antero Resources, pursuant to which Antero Midstream agreed to register the resale of certain shares of Antero Midstream Common Stock held by Antero Resources and its subsidiaries, under certain circumstances.

Specifically, pursuant to the Registration Rights Agreement, Antero Midstream took effective a registration statement under the Securities Act that permits the resale of the Registrable Securities (as defined in the Registration Rights Agreement) from time to time as permitted by Rule 415 of the Securities Act (or any similar provision adopted by the SEC then in effect) (the “Resale Registration Statement”). Except in certain circumstances, Sponsor Holders (as defined in the Registration Rights Agreement), which includes Antero Resources and its subsidiaries and Paul M. Rady, owning at least 3% of the issued and outstanding shares of Antero Midstream Common Stock have the right to require Antero Midstream to facilitate an underwritten offering. Antero Midstream is not obligated to effect any demand registration in which the anticipated aggregate offering price is less than $50.0 million. Sponsor Holders will also have customary piggyback registration rights to participate in underwritten offerings.

Gathering and Compression Agreement

Pursuant to a gas gathering and compression agreement with Antero Midstream, Antero Resources has agreed to dedicate all of its current and future acreage in West Virginia, Ohio and Pennsylvania to Antero Midstream (other than the existing third-party commitments), so long as such production is not otherwise subject to a pre-existing dedication to third-party gathering systems. Antero Resources’ production subject to a pre-existing dedication will be dedicated to Antero Midstream at the expiration of such pre-existing dedication. In addition, if Antero Resources acquires any gathering facilities, it is required to offer such gathering facilities to Antero Midstream at its cost.

Under the gathering and compression agreement, Antero Midstream was initially entitled to receive a low-pressure gathering fee of $0.30 per Mcf, a high-pressure gathering fee of $0.18 per Mcf, a compression fee of $0.18 per Mcf, and a condensate gathering fee of $4.00 per Bbl, which, in each case, has been subject to CPI-based adjustments. If and to the extent Antero Resources requests that Antero Midstream construct new high-pressure lines and compressor stations, the gathering and compression agreement contains minimum volume commitments that require Antero Resources to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction. Additional high-pressure lines and compressor stations installed on Antero Midstream’s own initiative are not subject to such volume commitments. These minimum volume commitments on new infrastructure, as well as price adjustment mechanisms, are intended to support the stability of Antero Midstream’s cash flows.

Antero Midstream also has an option to gather and compress natural gas produced by Antero Resources on any acreage Antero Resources acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions. In the event that Antero Midstream does not exercise this option, Antero Resources will be entitled to obtain gathering and compression services and dedicate production from limited areas to such third-party agreements from third parties.

In return for Antero Resources’ acreage dedication, Antero Midstream has agreed to gather, compress, dehydrate and redeliver all of Antero Resources’ dedicated natural gas on a firm commitment, first-priority basis. Antero Midstream may perform all services under the gathering and compression agreement or it may perform such services through third parties. In the event that Antero Midstream does not perform its obligations under the gathering and compression agreement, Antero Resources will be entitled to certain rights and procedural remedies thereunder. In addition to the foregoing, Antero Midstream has the right to elect to be paid for certain services under the gas and gathering agreement on a cost of service basis designed to generate a specified rate of return.

Pursuant to the gathering and compression agreement, Antero Midstream has also agreed to build to and connect all of Antero Resources’ wells producing dedicated natural gas, subject to certain exceptions, upon 180 days’ notice by Antero Resources. In the event of late connections, Antero Resources natural gas will temporarily not be subject

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to the dedication. Antero Midstream is entitled to compensation under the gathering and compression agreement for capital costs incurred if a well does not commence production within 30 days following the target completion date for the well set forth in the notice from Antero Resources.

Antero Midstream has agreed to install compressor stations at Antero Resources’ direction, but will not be responsible for inlet pressures or for pressuring natural gas to enter downstream facilities if Antero Resources has not directed Antero Midstream to install sufficient compression. Additionally, Antero Midstream will provide high-pressure gathering pursuant to the gathering and compression agreement.

Under the gathering and compression agreement, Antero Resources may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by Antero Resources since such effective date. Accordingly, under certain circumstances, Antero Resources may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

After the completion of the initial term, which, as described below, was extended to November 2038, the gathering and compression agreement will continue in effect from year to year until such time as the agreement is terminated, effective upon an anniversary of the effective date of the agreement, by either Antero Midstream or Antero Resources on or before the 180th day prior to the anniversary of such effective date.

On February 23, 2018, the gathering and compression agreement was amended to make clarifying changes with respect to the consumer price index (“CPI”) and other associated fee adjustments.

On December 8, 2019, the gathering and compression agreement was amended such that, Antero Midstream will rebate Antero Resources: (i) $12 million for each quarter in 2020 that Antero Midstream receives gathering fees on average daily volumes in excess of certain thresholds; and; (ii) for each quarter in 2021, 2022 and 2023 (a) $12.0 million for each quarter that the Antero Midstream receives gathering fees on average daily volumes between 2,900 MMcfe/d and 3,150 MMcfe/d, (b) $15.5 million for each quarter that Antero Midstream receives gathering fees on average daily volumes between 3,150 MMcfe/d and 3,400 MMcfe/d, and (c) $19.0 million for each quarter that Antero Midstream receives gathering fees on average daily volumes exceeding 3,400 MMcfe/d. Such amendment also extended the original 20-year initial term by four years to 2038. Antero Resources achieved the threshold in the fourth quarter of 2021 and the first quarter of 2022 and earned $12 million in each period from Antero Midstream.

For the year ended December 31, 2021, Antero Midstream received approximately $705 million in fees under the gathering and compression agreement.

Processing

On February 6, 2017, a joint venture was formed between Antero Midstream and MarkWest Energy Partners, L.P. (“MarkWest”), a wholly owned subsidiary of MPLX, LP (the “Joint Venture”), to develop processing and fractionation assets in Appalachia. Antero Midstream and MarkWest each own a 50% interest in the Joint Venture and MarkWest operates the Joint Venture assets. The Joint Venture assets consist of processing plants in West Virginia and a one-third interest in a recently commissioned MarkWest fractionator in Ohio.

Pursuant to a gas processing agreement between Antero Resources and MarkWest, MarkWest has agreed to process gas from acreage dedicated by Antero Resources for a fee. MarkWest has entered into a separate agreement with the Joint Venture whereby the Joint Venture has agreed to perform gas processing services with respect to certain volumes on behalf of MarkWest in exchange for the gas processing fees that MarkWest receives from Antero Resources in connection with such volumes (the “MW-JV Arrangement”). During the year ended December 31, 2021, the Joint Venture derived approximately $240 million of revenues from Antero Resources under the MW-JV Arrangement.

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Right of First Offer Agreement

On November 10, 2014, Antero Resources entered into a right of first offer agreement with Antero Midstream for gas processing services pursuant to which Antero Resources agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation services with respect to Antero Resources’ production (other than production subject to a pre-existing dedication) without first offering Antero Midstream the right to provide such services. On February 6, 2017, in connection with the formation of the Joint Venture, Antero Resources and Antero Midstream amended and restated the right of first offer agreement to, among other things, amend the list of conflicting dedications set forth in such agreement to include the gas processing arrangement between Antero Resources and MarkWest. On February 13, 2018, Antero Resources and Antero Midstream further amended and restated the right of first offer agreement to make certain clarifying changes to reflect the original intent of the agreement.

Water Services Agreement

On September 23, 2015, Antero Resources entered into a water services agreement with Antero Midstream, pursuant to which Antero Midstream agreed to provide through certain of its subsidiaries certain water handling and treatment services to Antero Resources within an area of dedication in defined service areas in Ohio and West Virginia, and Antero Resources has agreed to pay fees for those services on a monthly basis. The initial term of the water services agreement is twenty years, automatically renewable from year to year thereafter.

Under the water services agreement, Antero Resources committed to pay a fee on a minimum volume of fresh water deliveries through 2019, which commitments have since expired in accordance with the terms of the water services agreement. Fees payable to Antero Midstream under the water services agreement are based on the volume of fresh water delivered thereunder and the services provided by Antero Midstream thereunder. Antero Resources also agreed to pay Antero Midstream a fixed fee per barrel for wastewater treatment at Antero Midstream’s wastewater treatment facility, which was idled in the third quarter of 2019, and a fee per barrel for wastewater collected in trucks owned by Antero Midstream, in each case subject to annual CPI-based adjustments. In addition, Antero Midstream contracts with third-party service providers to provide Antero Resources other fluid handling services including flow back and produced water services and Antero Resources will reimburse Antero Midstream for its third-party out-of-pocket costs plus 3%. In addition to the foregoing, Antero Midstream has the right to elect to be paid for certain services under the water services agreement on a cost of service basis designed to generate a specified rate of return. For the year ended December 31, 2021, Antero Midstream received approximately $219 million in fees under the water services agreement.

Under the water services agreement, Antero Resources may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by Antero Resources since such effective date. Accordingly, under certain circumstances, Antero Resources may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

On February 12, 2019, Antero Resources and Antero Midstream amended and restated the water services agreement to, among other things, make certain clarifying changes with respect to the CPI and the associated adjustments to the fees Antero Midstream will receive from Antero Resources under the water services agreement.

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Secondment Agreement

In 2019, Antero Midstream entered into the Amended and Restated Secondment Agreement with Antero Resources. Under this agreement, Antero Resources agreed to provide seconded employees to us or one of our respective direct or indirect subsidiaries to perform certain operational services with respect to the gathering and compression, processing, and NGLs fractionation facilities and water assets, including serving as common paymaster with respect to the seconded employees, and we agreed to reimburse Antero Resources for expenditures Antero Resources incurs performing those operational services. The initial term of the agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2021, Antero Midstream reimbursed Antero Resources for approximately $9 million of direct and indirect costs and expenses incurred on our behalf pursuant to the secondment agreement.

Services Agreement

In 2019, Antero Midstream entered into the Second Amended and Restated Services Agreement with Antero Resources, pursuant to which Antero Resources agreed to provide certain corporate, general and administrative services to Antero Midstream, including serving as common paymaster, in exchange for reimbursement of any direct and indirect costs and expenses associated with providing such services. The initial term of this agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2021, Antero Midstream reimbursed Antero Resources for approximately $32 million of direct and indirect costs and expenses incurred on our behalf pursuant to the services agreement.

License

Pursuant to a license agreement with Antero Resources, Antero Midstream has the right to use certain Antero Resources-related names and trademarks in connection with the operation of its midstream business.

Other Agreements

From time to time, in the ordinary course of business, Antero Midstream participates in transactions with Antero Resources and other third parties in which Antero Midstream may be deemed to have a direct or indirect material interest. These transactions include, among other things, agreements that address the provision of midstream services and receipt of contract operating services; the purchase of fuel for use in Antero Midstream’s operations; the release of midstream service dedications in connection with acquisitions, dispositions or exchanges of acreage; consent to the extension of existing services being provided by third parties; the construction of certain pipelines and facilities; and the acquisition of assets and the assumption of liabilities by us, our subsidiaries and our unconsolidated affiliates. While certain of these transactions are not the result of arm’s-length negotiations, we believe the terms of each of the transactions are, and specifically intend the terms to be, generally no more or less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar transactions. During the year ended December 31, 2021, Antero Midstream received an aggregate of $9 million and made no payments in connection with such transactions.

Employment

Timothy Rady, Senior Vice President—Land of Antero Midstream and the son of Paul M. Rady, the Chairman, Chief Executive Officer and President of Antero Midstream, provided services to us in 2021. Total compensation paid to Timothy Rady and allocated to Antero Midstream in 2021 consisted of base salary, bonus and other benefits totaling $114,247 and award grants under the AM LTIP having an aggregate grant date fair value of $249,994, which are subject to certain time-based vesting conditions.

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QUORUM AND VOTING

Voting Stock

Antero Midstream’s common stock is the only outstanding class of securities that entitles holders to vote generally at meetings of Antero Midstream’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting. Stockholders do not have the right to cumulate their votes for election of Directors. Holders of shares of Series A Preferred Stock are not entitled to vote such shares at the Annual Meeting.

Quorum

The presence, in person online or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (described below) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally scheduled.

Stockholder List

Antero Midstream will maintain at its corporate offices in Denver, Colorado a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting. In addition, the list of stockholders will be available during the Annual Meeting through the meeting website.

Vote Required

Only stockholders of record at the close of business on April 18, 2022, have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

Proposal	Vote required	Voting options	Can brokers vote without instructions?	Effect of abstentions and broker non-votes
Election of directors	Each nominee must receive a plurality of the votes cast	For all nominees Withhold authority for all nominees For all except	No	None.
Ratification of the selection of the independent registered public accounting firm	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	Yes	Abstentions will have the effect of a vote “against.” There should not be broker non-votes.
Advisory approval of the compensation of the Named Executive Officers	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	No	Abstentions will have the effect of a vote “against.” Broker non-votes will not have any effect.

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An automated system that Broadridge Investor Communications Services administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners.

NYSE Rule 452 restricts when brokers that are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. When brokers are not permitted to vote on a matter without instructions from the beneficial owner, and do not receive such instructions, the result is a “broker non-vote.”

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•	FOR the election of the two persons named in this Proxy Statement as the Board’s nominees for election as Class III directors;
•	FOR the ratification of the selection of KPMG LLP as Antero Midstream’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•	FOR the approval, on an advisory basis, of the compensation of Antero Midstream’s Named Executive Officers.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

Revoking Your Proxy

Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online via the Internet, by telephone or by mail; by delivering instructions to Antero’s Secretary before the Annual Meeting commences; or by voting online in person during the Annual Meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares prior to the Annual Meeting or by voting online during the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting and Proxy Statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation. We have retained MacKenzie Partners, Inc. (“MacKenzie”) to aid in the solicitation of proxies for an estimated fee of approximately $12,500 and the reimbursement of out-of-pocket expenses. We have also agreed to indemnify MacKenzie and its representative against certain losses that arise or relate to MacKenzie’s engagement for the solicitation of proxies.

Copies of the Annual Report

Upon written request, we will provide any stockholder, without charge, a copy of the Form 10-K, but without exhibits. Stockholders should direct requests to Antero Midstream Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Our Form 10-K and the exhibits filed or furnished therewith are available on our website, www.anteromidstream.com, in the “SEC Filings” subsection of the “Investors” section.

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ADDITIONAL INFORMATION

Proxy Materials, Annual Report and Other Information

The Notice of Annual Meeting of Stockholders and Proxy Statement, along with Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 16, 2022, and Antero Midstream’s 2021 Annual Report to Stockholders are available free of charge at www.anteromidstream.com in the “SEC Filings” subsection under the “Investors” section. These materials do not constitute a part of the proxy solicitation material.

Stockholders Sharing an Address

Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, American Stock Transfer and Trust Company LLC) will receive one Notice of Internet Availability (the “Notice”) per account, regardless of whether you have the same address as another registered stockholder.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and Antero Midstream, under certain circumstances, to send one Notice to multiple stockholders who share the same address. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. If you wish to revoke a previously granted “householding” consent, you must contact your broker. If your household is receiving multiple copies of the Notice and you wish to request delivery of a single copy, you should contact your broker directly.

Stockholder Proposals and Director Nominations for the 2023 Annual Meeting

Any stockholder desiring to present a proposal at Antero Midstream’s 2023 Annual Meeting of Stockholders and to have the proposal included in Antero Midstream’s related proxy statement pursuant to Rule 14a-8 must send the proposal to Antero Midstream, c/o Yvette K. Schultz, at 1615 Wynkoop Street, Denver, Colorado, 80202, so that it is received no later than December 29, 2022. All such proposals should be in compliance with SEC rules and regulations. Antero Midstream will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, any stockholder entitled to vote at Antero Midstream’s 2023 Annual Meeting of Stockholders may propose business (other than proposals to be included in Antero Midstream’s proxy materials) to be included on the agenda of, and properly presented for action at, the 2023 Annual Meeting of Stockholders if written notice of such stockholder’s intent is given in accordance with the requirements of Antero Midstream’s bylaws and SEC rules and regulations. Any such proposal must be submitted in writing at the address shown above so it is received between February 7, 2023 and March 9, 2023.

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SCAN TO VIEW MATERIALS & VOTE

ANTERO MIDSTREAM CORPORATION
1615 WYNKOOP STREET
DENVER, CO 80202

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 6, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AM2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 6, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84133-P68207

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANTERO MIDSTREAM CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Class III Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Paul M. Rady
02) David H. Keyte

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

D84134-P68207

ANTERO MIDSTREAM CORPORATION
Annual Meeting of Stockholders
June 7, 2022 8:00 AM MDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Paul M. Rady, Michael N. Kennedy and Yvette K. Schultz, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANTERO MIDSTREAM CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM MDT on June 7, 2022, at www.virtualshareholdermeeting.com/AM2022, and any adjournment or postponement thereof. Each of the appointed proxies is hereby authorized to vote in his or her discretion upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side